Exhibit 10.1

AMENDMENT NO. 6 TO SECOND AMENDED AND RESTATED
NOTE PURCHASE AGREEMENT

This AMENDMENT NO. 6 TO SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of March 16, 2010 (this “Amendment”) is made among CONN FUNDING II, L.P. (the “Issuer”), CONN APPLIANCES, INC. (“Conn Appliances”), THREE PILLARS FUNDING LLC (f/k/a Three Pillars Funding Corporation), JPMORGAN CHASE BANK, N.A., PARK AVENUE RECEIVABLES COMPANY, LLC and SUNTRUST ROBINSON HUMPHREY, INC.  Capitalized terms used and not otherwise defined in this Amendment are used as defined in that certain Base Indenture, dated as of September 1, 2002, as amended from time to time, between the Issuer and the Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association), as Trustee (the “Trustee”) or, if not defined therein, in that certain Amended and Restated Series 2002-A Supplement, dated as of September 10, 2007, as amended from time to time, between the Issuer and the Trustee.

Background

A.   The parties hereto have entered into the Second Amended and Restated Note Purchase Agreement, dated as of August 14, 2008, among the parties hereto (as amended, supplemented or otherwise modified through the date hereof, the “Note Purchase Agreement”) to finance the purchase of Receivables by the Issuer from Conn Appliances.

B.   Conn Appliances and the other parties hereto wish for Conn Appliances, in its capacity as Servicer, to become a party to the Note Purchase Agreement and the parties hereto wish to amend the Note Purchase Agreement to provide for such joinder of the Servicer and the other amendments set forth herein.

C.   The parties hereto are willing to agree to such an amendment, all as set out in this Amendment.

Agreement

   1.   Amendments to the Note Purchase Agreement.

(a)       The Note Purchase Agreement is hereby amended to incorporate the changes reflected on Exhibit A hereto.

(b)       In addition, from and after the date of the effectiveness of this Amendment, Conn Appliances, as Servicer, shall be a party to the Note Purchase Agreement for all purposes.  The Servicer hereby ratifies and confirms the Note Purchase Agreement in all respects.

   2.   Representations and Warranties; No Default.  (a)  Each of the Issuer and Conn Appliances, as Seller and as Servicer, hereby represents and warrants that, after giving effect to this Amendment:

                    (i)       no event or condition has occurred and is continuing which would constitute a Event of Default, Pay Out Event, Servicer Default or Block Event; and

                    (ii)      its representations and warranties set forth in the Note Purchase Agreement (as amended hereby) and the other Transaction Documents are true and correct as of the date hereof, as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date), and such representations and warranties shall continue to be true and correct (to such extent) after giving effect to the transactions contemplated hereby.

          (b) The Administrator, on behalf of Three Pillars, and the Funding Agent, on behalf of PARCO and the Committed Purchaser, hereby represent and warrant that together they own 100% of the Notes.

   3.   Effectiveness; Binding Effect; Ratification. This Amendment shall become effective, as of the date first set forth above upon receipt by (a) the Administrator of: (i) executed counterparts hereof from each of the parties hereto, (ii) a fully executed Second Amendment to the Series Supplement, dated the date hereof, between the Issuer and the Trustee (the “Second Series Supplement Amendment”), (iii) favorable opinion letters from counsel to the Issuer, the Seller and the Servicer, in each case in form and substance satisfactory to the Administrator and the Funding Agent, with respect to matters relating to non-consolidation and true sale, and other standard corporate opinions including with respect to enforceability, legality, no conflicts with law and agreements and Investment Company Act of 1940, as amended, (iv) that certain Amendment Fee Letter Agreement, dated as of the date hereof, among the Issuer, Conn Appliances, the Administrator and Three Pillars Funding LLC (the “SunTrust Amendment Fee Letter”), (v) evidence of satisfaction of the Rating Agency Condition, (vi) an amendment to the operating agreement of the General Partner in form and substance satisfactory to the Administrator and the Funding Agent and (vii) such other opinions, agreements, instruments and other documents as the Administrator or the Funding Agent may reasonably request, (b) the Funding Agent of that certain Amendment Fee Letter Agreement, dated as of the date hereof, among the Issuer, Conn Appliances, the Funding Agent, the Committed Purchaser and Park Avenue Receivables Company, LLC (the “JPMorgan Amendment Fee Letter”) and (c) each of the Administrator, the Funding Agent, Three Pillars, the Committed Purchaser and the Conduit Purchaser, as applicable, of all fees payable to such Person on or prior to the date hereof pursuant to this Amendment and the SunTrust Amendment Fee Letter and the JPMorgan Amendment Fee Letter, as applicable, and thereafter this Amendment shall be binding on the parties hereto and their respective successors and assigns.

       (a)  On and after the execution and delivery hereof, this Amendment shall be a part of the Note Purchase Agreement and each reference in the Note Purchase Agreement to “this Note Purchase Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Transaction Document to the Note Purchase Agreement shall mean and be a reference to such Note Purchase Agreement as amended hereby.

       (b)  Except as expressly amended hereby, the Note Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

   4.   Miscellaneous. (a) THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.  EACH OF THE PARTIES TO THIS AMENDMENT AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF.  EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

2

       (b)  All reasonable costs and expenses incurred by the Conduit Purchasers, the Administrator, the Funding Agent and the Committed Purchaser in connection with this Amendment, the Second Series Supplement Amendment, the SunTrust Amendment Fee Letter, the JPMorgan Amendment Fee Letter and all other instruments, opinions, documents, certificates, notices and agreements executed in connection therewith (including reasonable attorneys’ costs) shall be paid by the Issuer.

       (c)  Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

       (d)  This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CONN FUNDING II, L.P., as Issuer

By: Conn Funding II GP, L.L.C., its general partner

By:	/s/ David R. Atnip
Name: David R. Atnip
Title: Treasurer

CONN APPLIANCES, INC., as Seller and as
Servicer

By:	/s/ Michael J. Poppe
Name: Michael J. Poppe
Title: Chief Financial Officer

THREE PILLARS FUNDING LLC,
as a Conduit Purchaser

By:	/s/ Doris J. Hearn
Name: Doris J. Hearn
Title: Vice President

SUNTRUST ROBINSON HUMPHREY, INC.,
as Administrator

By:	/s/ Joseph R. Franke
Name: Joseph R. Franke
Title: Director

JPMORGAN CHASE BANK, N.A., as Committed
Purchaser and Funding Agent

By:	/s/ Scott Cornelis
Name: Scott Cornelis
Title: Vice President

PARK AVENUE RECEIVABLES COMPANY
LLC, as a Conduit Purchaser

By: JPMorgan Chase Bank, N.A.,
its attorney-in-fact

By:	/s/ Scott Cornelis
Name: Scott Cornelis
Title: Vice President

EXHIBIT A

(attached)

Exh. A-1

CONFORMED to include Amendment #1, dated
August 28, 2008, Amendment #2, dated August 10,
2009, Amendment #3, dated January 30, 2010,
Amendment #4, dated February 26, 2010,
Amendment #5, dated March 12, 2010, and
Amendment #6, dated March 16, 2010

EXHIBIT A

SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

among

CONN FUNDING II, L.P.,

as Issuer,

CONN APPLIANCES, INC.,

as Seller and as Servicer,

THREE PILLARS FUNDING LLC,

as a Conduit Purchaser,

PARK AVENUE RECEIVABLES COMPANY, LLC,

as a Conduit Purchaser,

JPMORGAN CHASE BANK, N.A.,
as Funding Agent and as Committed Purchaser, and

SUNTRUST ROBINSON HUMPHREY, INC.

as the Administrator

dated as of August 14, 2008

-i-

-ii-

	TABLE OF CONTENTS
	(continued)

		Page

SECTION 10.1	Amendments	45
SECTION 10.2	Notices	45
SECTION 10.3	No Waiver; Remedies	46
SECTION 10.4	Binding Effect; Assignability	46
SECTION 10.5	Confidentiality	48
SECTION 10.6	GOVERNING LAW; JURISDICTION	48
SECTION 10.7	Wavier of Trial by Jury	49
SECTION 10.8	No Proceedings	49
SECTION 10.9	Execution in Counterparts	49
SECTION 10.10	No Recourse	49
SECTION 10.11	Survival	50
SECTION 10.12	Recourse	50
SECTION 10.13	No Fiduciary Duty	50
SECTION 10.14	Consent	50
SECTION 10.15	Tax Disclosure	50
SCHEDULES AND EXHIBITS
EXHIBIT A	Form Notice of Increase
Schedule I	List of Proceedings
Schedule II	List of Trade Names

-iii-

This SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of August 14, 2008 (as amended, supplemented or otherwise modified from time to time, this “Note Purchase Agreement”) is among CONN FUNDING II, L.P., as issuer (the “Issuer”), CONN APPLIANCES, INC., as seller (the “Seller”) and as servicer (the “Servicer”), THREE PILLARS FUNDING LLC (f/k/a Three Pillars Funding Corporation) (“Three Pillars”), as a conduit purchaser (a “Conduit Purchaser”), PARK AVENUE RECEIVABLES COMPANY, LLC (“PARCO”), as a conduit purchaser (a “Conduit Purchaser”, and together with Three Pillars Funding LLC, the “Conduit Purchasers”), JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as funding agent for PARCO (in such capacity, the “Funding Agent”) and as Committed Purchaser and SUNTRUST ROBINSON HUMPHREY, INC. (f/k/a SunTrust Capital Markets, Inc.), as administrator (the “Administrator”).

RECITALS

WHEREAS, the Issuer has issued and may continue to issue the variable funding notes pursuant to a Base Indenture, dated as of September 1, 2002 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”), between the Issuer and Wells Fargo Bank, National Association (f/k/a Wells Fargo Bank Minnesota, National Association), as trustee (in such capacity, together with its successors and assigns in such capacity, the “Trustee”), as supplemented by the Amended and Restated Series Supplement 2002-A, dated as of September 10, 2007, between the Issuer and the Trustee (as amended, supplemented or otherwise modified from time to time, the “Series Supplement”, and together with the Base Indenture, the “Indenture”); and

WHEREAS, the Issuer, the Seller (for itself and as successor by merger to CAI, L.P.), the Conduit Purchasers, the Administrator and JPMorgan are parties to that certain Amended and Restated Note Purchase Agreement, dated as of September 10, 2007 (as amended prior to the date hereof, the “Original Note Purchase Agreement”) and such parties and the parties hereto desire to amend and restate the Original Note Purchase Agreement.

NOW, THEREFORE, for full and fair consideration, the parties hereto agree that the Original Note Purchase Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1  Certain Defined Terms.  Capitalized terms used herein without definition shall have the meanings set forth in the Indenture.  Additionally, the following terms shall have the following meanings:

“ABL Agreement” means the Loan and Security Agreement, dated as of August 14, 2008 among the Parent, Conn Appliances, Inc., Conn Credit Corporation, Inc., Conn Credit I, LP, certain financial institutions as Lenders, Bank of America, N.A., as administrative agent, joint bank runner, co-lead arranger and collateral agent, JPMorgan Chase Bank, National Association, as syndication agent, joint bank runner and co-lead arranger and Capital One N.A., as co-documentation agent.

“ABL Facility” has the meaning set forth in Section 7.7.

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of a Conduit Purchaser with all or any portion of the assets and liabilities of any other Affected Party.  An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Party shall acknowledge in writing that any such consolidation of the assets and liabilities of a Conduit Purchaser shall occur.

“Act” means the Securities Act of 1933, as amended.

“Administrator” has the meaning set forth in the Preamble.

“Affected Party” means each of the Conduit Purchasers, the Committed Purchaser, any Liquidity Bank, any permitted assignee of any Conduit Purchaser or any Liquidity Bank, any Support Provider and any holder of a participation interest in the rights and obligations of any Liquidity Bank and any Credit Bank under any Liquidity Agreement and/or any Credit Agreement, the Administrator, the Funding Agent and any holding company of either Bank.

“Aggregate Purchaser Funded Amount” means, on any date of determination an amount equal to (a) the Initial Purchase Price, plus (b) the aggregate amount of all Increases made prior to such date of determination (including Term Increases), minus (c) the aggregate amount of principal payments (including, without limitation, any Decreases) in respect of the Notes made to and received by or on behalf of the Conduit Purchasers and the Committed Purchaser prior to such date.  For the avoidance of doubt, amounts on deposit in any Term Account shall not be included in the Aggregate Purchaser Funded Amount until such amounts are advanced to the Issuer in accordance with Section 2.3.

“Alternate Reference Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of:

           (a)  the rate of interest most recently announced by Bank at its principal office in Atlanta, Georgia or New York, New York, as applicable, as its prime rate (it being understood that at any one time there shall exist only one such prime rate so announced), which rate is not necessarily intended to be the lowest rate of interest determined by such Bank in connection with extensions of credit; or

           (b)  the Federal Funds Rate (as defined below) most recently determined by Bank plus 0.50% per annum.

“Applicable Margin” has the meaning set forth in the Fee Letters, as applicable.

“Back-Up Servicer” means Wells Fargo Bank, National Association, a national banking association, as back-up servicer under the Back-Up Servicing Agreement, and its permitted successors and assigns.

“Bank” means SunTrust Bank, a Georgia banking corporation or JPMorgan, as applicable.

“Bank Rate” means, for any Interest Period, an interest rate per annum equal to either (a) the sum of (i) 3.00% per annum, and (ii) the Eurodollar Rate (Reserve Adjusted) for such Interest Period; provided, however, that if (x) it shall become unlawful for any Liquidity Bank, any Credit Bank or Term Institution to obtain funds in the London interbank eurodollar market in order to make, fund or maintain any Funding Tranche hereunder, or if such funds shall not be reasonably available to any Liquidity Bank, any Credit Bank or Term Institution, or (y) there shall not be time prior to the commencement of an applicable Interest Period to determine a Eurodollar Rate (Reserve Adjusted) in accordance with its terms or the “Bank Rate” shall apply other than at the first day of the Interest Period, then the “Bank Rate” shall be equal to the weighted average of the Alternate Reference Rates in effect for each day during the remainder of such Interest Period or (b) if requested by the Issuer, the weighted average of the Alternate Reference Rates in effect during such Interest Period, plus 3.00%.

“Block Event” means an event or circumstance that, after the giving of notice or lapse of time or both, would give rise to an Event of Default, Pay Out Event or Servicer Default.

“Breakage Amounts” has the meaning specified in Section 2.8.

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Commercial Paper Notes” means short-term promissory notes issued by any Conduit Purchaser.

“Commercial Paper Rate” means, for any Interest Period for the related Funding Tranche, a rate per annum equal to:

(a) in the case of a Conduit Purchaser using match funding, the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which the applicable Commercial Paper Notes outstanding during such Interest Period have been or may be sold by any placement agent or commercial paper dealer selected by Administrator or the Funding Agent, as applicable, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (the “Match Funding Rate”); or

(b) in the case of a Conduit Purchaser using pool funding, the sum of (i) the rate equivalent to the weighted average cost (as determined by the agent under the applicable securitization facility and which shall include incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Credit Agreement)), plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum, plus (iii) any other costs associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such Conduit Purchaser or the agent under the applicable securitization facility to fund or maintain such portion of the aggregate principal amount of such Conduit Purchaser’s Note (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if the rate (or rates) is a discount rate, then the rate (or if more than one rate, the weighted average of the rates) shall be the rate resulting from converting such discount rate (or rates) to an interest bearing equivalent rate per annum (the “Pool Funding Rate”).

“Commitment” means, (i) with respect to Three Pillars, the sum of its (a) Tranche A Commitment and (b) Tranche B Commitment and (ii) with respect to the Committed Purchaser the sum of its (a) Tranche A Commitment and (b) Tranche B Commitment.

“Committed Purchaser” means, JPMorgan Chase Bank, N.A. and each of its successors and assigns and if the Issuer has requested that PARCO or JPMorgan Chase Bank, N.A. make a Term Deposit in accordance with Section 2.12, “Committed Purchaser” shall include JPMorgan Chase Bank, N.A. as a Term Institution.

“Conduit Purchasers” means Three Pillars and PARCO.

“Consolidated Group” shall mean, collectively, Parent and its Subsidiaries other than the Issuer (unless required to be consolidated in accordance with GAAP).

“Consolidated Net Income” shall mean, for any period for the Consolidated Group, the net income minus the net losses of such Persons, as determined in accordance with GAAP, excluding unusual or extraordinary gains or losses.

“Consolidated Net Worth” shall mean, as of any date, the consolidated net worth of the Consolidated Group as reflected in such Persons’ financial statements most recently filed with the Securities and Exchange Commission.

 “Covered Taxes” has the meaning specified in Section 8.3.

“Credit Advance” means a drawing under a letter of credit issued pursuant to a Credit Agreement for the account of any Conduit Purchaser, a loan to any Conduit Purchaser under a Credit Agreement or any other advance or disbursement of funds to any Conduit Purchaser or for such Conduit Purchaser’s account pursuant to a Credit Agreement or any such letter of credit, in each case to the extent such drawing, loan, advance or disbursement has not been repaid or reimbursed to the applicable Credit Bank in accordance with the related Credit Agreement.

“Credit Agreement” means and includes any program-wide agreement entered into by any Credit Bank providing for the issuance of one or more letters of credit for the account of any Conduit Purchaser, the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Credit Bank for any drawings thereunder, the sale by any Conduit Purchaser to any Credit Bank of receivables or other financial assets purchased by such Conduit Purchaser (or portions thereof) and/or the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with its commercial paper program, together with any cash collateral agreement, letter of credit, surety bond or other agreement or instrument executed and delivered in connection therewith (but excluding the Liquidity Agreement of such Conduit Purchaser, or similar agreement, or any voluntary advance agreement).

“Credit Bank” means and includes each Bank and any other or additional bank or other Person (other than any customer of any Conduit Purchaser or any liquidity provider as such) now or hereafter extending credit or a purchase commitment to or for the account of a Conduit Purchaser or issuing a letter of credit, surety bond or other instrument, in each case to support any obligations arising under or in connection with such Conduit Purchaser’s commercial paper program.

“Decrease” has the meaning specified in the Series Supplement.

“Default Rate” has the meaning specified in the definition of Note Rate.

“Dollar” or “$” means lawful currency of the United States of America.

“Enhanced Back-Up Servicer Trigger” means (i) as of the last day of each Fiscal Quarter beginning with the Fiscal Quarter ending July 31, 2010, the Fixed Charge Coverage Ratio of the Consolidated Parent is less than 1.40:1.00, or (ii) as of the last day of any Monthly Period, beginning with the Monthly Period ending July 31, 2010, the Net Portfolio Yield averaged over the three most recent consecutive Monthly Periods is less than 3.50%.  For the avoidance of doubt the first measurement of the Net Portfolio Yield as described in clause (ii) shall be the average of the Net Portfolio Yield measured for the months of May, June and July 2010.

“Eurodollar Rate (Reserve Adjusted)” means, with respect to any Funding Tranche, the rate per annum equal to the quotient of (i) the offered rate for deposits in Dollars for a one-month period in an amount equal (as nearly as possible) to the principal amount of the Funding Tranche which rate appears on the pages 3750 or 3740, as applicable, of the Dow Jones Market Service as of 11:00 A.M. (London, England) time on the Rate Setting Day; provided, that if at least two rates appear on pages 3750 or 3740, as applicable, of the Dow Jones Market Service on such Rate Setting Day, the rate for such Interest Period shall be the arithmetic mean of such rates; provided further, that if no such offered rates appear on such page, the rate used for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16th of 1%) of rates offered to Administrator by not less than two major banks in London, England at approximately 10:00 A.M. (Atlanta, Georgia time), two (2) Business Days prior to the first day of such Interest Period for deposits in U.S. dollars in the London interbank market for a one-month period in an amount comparable to the principal amount of the Funding Tranche, divided by (ii) a number equal to 1.00 minus the Reserve Percentage.  The rate so determined in accordance herewith shall be rounded upwards to the multiple of 1/100th of 1%

“Federal Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code.

“Federal Funds Rate” means, for any day the greater of (i) the average rate per annum as determined by the respective Bank at which overnight Federal funds are offered to such Bank for such day by major banks in the interbank market, and (ii) if such Bank is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day.  Each determination of the Federal Funds Rate by such Bank shall be conclusive and binding on the Issuer except in the case of manifest error.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letters” means each of the following letter agreements:  (i) that certain Third Amended and Restated Fee Letter, dated as of August 28, 2008, as amended from time to time, between the Issuer and the Administrator setting forth certain fees payable by the Issuer in connection with the purchase of Notes by the Administrator for the benefit of Three Pillars and (ii) that certain Amended and Restated Fee Letter, dated as of August 28, 2008, as amended from time to time, between the Issuer and the Funding Agent setting forth certain fees payable by the Issuer in connection with the purchase of Notes by the Funding Agent for the benefit of PARCO.

“Fees” has the meaning set forth in Section 2.11.

“Final Purchase Expiration Date” means the later to occur of (i) the Tranche A Purchase Expiration Date, (ii) Tranche B Purchase Expiration Date and (iii) if the Issuer has requested a Term Institution make a Term Deposit in accordance with Section 2.12, the Term Draw Expiration Date (as such dates may be extended from time to time pursuant to Section 2.4).

“Fiscal Quarter” has the meaning specified in the ABL Agreement as of the Restatement Date.

“Fixed Charge Coverage Ratio” has the meaning specified in the ABL Agreement as amended by the First Amendment thereto dated to be effective as of January 30, 2010 and the Second Amendment thereto dated to be effective as of February 26, 2010 (without giving effect to any future amendment, supplement or other modification to the ABL Agreement).

“Fixed Period” means, with respect to a Funding Tranche, a period selected by (i) the Administrator with respect to Three Pillars and (ii) the Funding Agent with respect to PARCO or the Committed Purchaser in each case in its sole discretion; provided, that

               (i)  any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper Notes which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Fixed Period is computed by reference to the Eurodollar Rate (Reserve Adjusted), and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day;

              (ii)  any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper Notes will not be for a term of more than 40 days; and

             (iii)  any Fixed Period in respect of which interest is computed by reference to the Commercial Paper Rate may be terminated at the election of, and upon notice thereof to the Issuer by, the Administrator or the Funding Agent, as applicable, any time, in which case the Funding Tranche allocated to such terminated Fixed Period shall be allocated to a new Fixed Period and shall accrue interest at the Alternate Reference Rate.

“Funding Agent” is defined in the Preamble.

“Funding Tranche” means one or more portions of the Aggregate Purchaser Funded Amount used to fund or maintain the Notes that accrue interest by reference to different interest rates.

“General Partner” means Conn Funding II GP, L.L.C. and its permitted successors and assigns, as general partner of the Issuer.

“Governmental Actions” means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Increase” has the meaning specified in the Series Supplement.

“Increase Amount” means the amount requested by the Issuer to be funded by the Conduit Purchasers and the Committed Purchaser, as may be applicable (on a pro rata basis based on the Commitment including any commitment amounts as a Term Institution) on an Increase Date.

“Increase Date” means the date on which each Increase occurs.

“Indemnified Party” has the meaning specified in Section 8.1.

“Independent Manager” has the meaning specified in Section 7.10.

“Initial Note Principal” means $28,080,192.

“Initial Purchase Price” has the meaning specified in Section 2.2.

“Intercreditor Agreement” means that Intercreditor Agreement dated as of August 14, 2008, among Seller, Conn Credit Corporation, Inc., Conn Credit I, L.P., Bank of America, N.A., and the Trustee.

“Issuer” is defined in the Preamble.

“Issuer Indemnified Amounts” has the meaning specified in subsection 8.1(a).

“JPMorgan” is defined in the Preamble.

“Liquidity Agreement” means and includes (a) the Liquidity Asset Purchase Agreement (regarding Conn Funding II, L.P.), dated as of September 13, 2002, among Three Pillars, as borrower, SunTrust Bank, as liquidity agent for the Liquidity Banks from time to time party thereto, and SunTrust Robinson Humphrey, Inc. (f/k/a SunTrust Equitable Securities Corporation), as administrator for Three Pillars, and the Liquidity Banks from time to time party thereto, (b) the Asset Purchase Agreement (regarding Conn Funding II, L.P.), dated as of September 10, 2007 among PARCO, JPMorgan, as funding agent for the Liquidity Banks from time to time party thereto and the Liquidity Banks from time to time party thereto, and (c) any other agreement hereafter entered into by any Conduit Purchaser providing for the sale by such Conduit Purchaser of an interest in the Notes (or portions thereof), or the making of loans or other extensions of credit to such Conduit Purchaser secured by security interests in the Notes (or portions thereof), to support all or part of such Conduit Purchaser’s payment obligations under its Commercial Paper Notes or to provide an alternate means of funding such Conduit Purchaser’s investments in accounts receivable or other financial assets, in each case as amended, supplemented or otherwise modified from time to time.

“Liquidity Bank” means and includes the applicable Bank and the various financial institutions as are, or may become, parties to a Liquidity Agreement, as purchasers thereunder.

“Match Funding Rate” has the meaning specified in clause (a) of the definition of “Commercial Paper Rate” herein.

“Monthly Noteholders’ Statement” has the meaning specified in paragraph 2.3(b)(i).

“Monthly Obligor Statement” has the meaning specified in Section 7.12(a).

“Non-POS System” has the meaning specified in Section 7.12(b).

“Note Rate” means, with respect to any Interest Period, the weighted average of the rates applicable to all Funding Tranches outstanding during all or part of such Interest Period (determined as of each day in such Interest Period), each such rate being (a) to the extent any Conduit Purchaser (other than in its capacity as a Term Institution) is funding such Funding Tranche during such period through the issuance of its Commercial Paper Notes, the Commercial Paper Rate plus the Applicable Margin, (b) to the extent any (i) Conduit Purchaser (other than its capacity as a Term Institution) is funding such Funding Tranche during such period pursuant to a Liquidity Agreement or, in the case of Three Pillars, the Voluntary Advance Agreement or (ii) a Committed Purchaser (other than in its capacity as a Term Institution) is funding such Funding Tranche during such period, a rate per annum equal to the Bank Rate plus the Applicable Margin, and (c) to the extent a Term Institution is funding such Funding Tranche during such period, a rate per annum equal to the greater of (i) the Bank Rate minus 3% plus the Applicable Margin and (ii) the Commercial Paper Rate plus the Applicable Margin; provided that on any day after the occurrence and continuance of any Servicer Default, Pay Out Event or any other Event of Default, the rate applicable to each such Funding Tranche (the “Default Rate”) shall be 3% per annum above the applicable Alternate Reference Rate in effect on such day plus the Applicable Margin; provided, however, that interest for any Funding Tranche shall not be considered paid by any distribution to the extent that all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

 “Notes” means the Variable Funding Asset Backed Notes Series 2002-A in the maximum aggregate principal amount of $450,000,000 to be issued by the Issuer pursuant to the Indenture.

“Notice of Increase” means a written notice of an Increase in the form of Exhibit A hereto.

“Offering Memorandum 2002” means that certain offering memorandum, dated as of September 10, 2002, prepared by the Issuer and the Seller in connection with the issuance of the Series 2002-B Fixed Rate Notes.

“Original Note Purchase Agreement” is defined in the Recitals.

“PARCO” means Park Avenue Receivables Company, LLC and each of its successors and assigns, and if the Issuer has requested PARCO or JPMorgan to make a Term Deposit in accordance with Section 2.12, “PARCO” shall include Park Avenue Receivables Company, LLC as a Term Institution.

“Participant” has the meaning specified in subsection 1.4(b).

“Pool Funding Rate” has the meaning specified in clause (b) of the definition of “Commercial Paper Rate” herein.

“Program Documents” means, with respect to each Conduit Purchaser, the related Liquidity Agreement, any related Credit Agreement, solely with respect to Three Pillars, the Voluntary Advance Agreement, the documents under which Administrator or the Funding Agent, as applicable, performs its obligations and the other documents to be executed and delivered in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

“Purchase Expiration Date” means any of (i) the Tranche A Purchase Expiration Date, (ii) Tranche B Purchase Expiration Date and (iii) the Term Draw Expiration Date, as the context requires.

“Rate Setting Day” means, for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period.  In the event such day is not a Business Day, then the Rate Setting Day shall be the immediately preceding Business Day.

“Reduction” has the meaning specified in Section 2.5.

“Restatement” has the meaning specified in Section 3.1.

“Restatement Date” has the meaning specified in Section 3.1.

“Seller” is defined in the Preamble (it being understood that any reference to the Seller with respect to the Closing Date shall be deemed a reference to the Seller and its predecessors).

“Servicer” is defined in the Preamble.

“Support Provider” means and includes any entity now or hereafter extending credit or liquidity support or having a commitment to extend credit or liquidity support to or for the account of, or to make loans to or purchases from, any Conduit Purchaser or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the commercial paper program of such Conduit Purchaser.

“Term Account” means, for any Term Institution, the securities account in the name of the Issuer maintained by such Term Institution during the Term Period, if any, and under the sole control and dominion of such Term Institution, to secure the Issuer’s obligation to repay the Term Deposit made by such Term Institution.

“Term Deposit” shall mean, as of any date of determination in respect of any Term Institution, the amount deposited by such Term Institution into such Term Institution’s Term Account pursuant to Section 2.12 hereof minus any Term Increase made by such Term Institution plus any repayments or prepayments in respect of the Aggregate Purchaser Funded Amount that are deposited into such Term Account in accordance with Section 2.12 hereof.

“Term Deposit Rate” means the rate per annum equal to the Bank Rate minus 3.00% per annum.

“Term Draw Expiration Date” means the earlier of (i) September 10, 2012, as such date may be extended in accordance with Section 2.4 or (ii) the date of occurrence of an Event of Default, Payout Event or Servicer Default.

“Term Increase” has the meaning set forth in Section 2.3(a).

“Term Institution” has the meaning set forth in Section 2.12(a).

“Term Interest” has the meaning set forth in Section 2.12(e).

“Term Period” shall mean, with respect to any Term Institution, the period commencing on the date, if any, on which such Term Institution establishes its Term Account and makes the initial deposit therein pursuant to Section 2.12 hereof and ending on the earlier of the Term Draw Expiration Date or the date of the maturity of the Notes if accelerated following our Event of Default, Payment Event or Servicer Default.

“Total Liabilities to Tangible Net Worth Ratio” has the meaning specified in the ABL Agreement as amended by the First Amendment thereto dated to be effective as of January 30, 2010 and the Second Amendment thereto dated to be effective as of February 26, 2010 (without giving effect to any future amendment, supplement or other modification to the ABL Agreement).

“Three Pillars” means Three Pillars Funding LLC and each of its successors and assigns, and if the Issuer has requested Three Pillars make a Term Deposit in accordance with Section 2.12, “Three Pillars” shall include Three Pillars Funding LLC as a Term Institution.

“Tranche A Commitment” means, with respect to Three Pillars $66,666,666.67 and with respect to the Committed Purchaser $33,333,333.33, in each case, as may be reduced from time to time in accordance with Section 2.5; provided after the occurrence of the Tranche A Purchase Expiration Date with respect to Three Pillars or the Committed Purchaser, as applicable, such Person’s Tranche A Commitment shall be zero.

“Tranche A Purchase Expiration Date” means the earlier of (i) August 13, 2009 (as such date may be extended from time to time pursuant to Section 2.4) and (ii) the date of the occurrence of an Event of Default, Payout Event or Servicer Default.

“Tranche B Commitment” means, with respect to Three Pillars, $133,333,333.33, and with respect to the Committed Purchaser, $66,666,666.67, in each case, as may be reduced from time to time in accordance with Section 2.5; provided if the Issuer fails to request (i) Three Pillars, in accordance with Section 2.12, to establish a Term Account and make a Term Deposit prior to the third Business Day prior to the Tranche B Purchase Expiration Date, Three Pillar’s Tranche B Commitment shall be zero and (ii) the Committed Purchaser or PARCO, in accordance with Section 2.12, to establish a Term Account and make a Term Deposit prior to the third Business Day prior to the Tranche B Purchase Expiration Date, the Committed Purchaser’s Tranche B Commitment shall be zero; provided further if the Issuer requests (i) Three Pillars, in accordance with Section 2.12, to establish a Term Account and make a Term Deposit prior to the third Business Day prior to the Tranche B Purchase Expiration Date, Three Pillar’s Tranche B Commitment shall be zero on the Term Draw Expiration Date and (ii) the Committed Purchaser or PARCO, in accordance with Section 2.12, to establish a Term Account and make a Term Deposit prior to the third Business Day prior to the Tranche B Purchase Expiration Date, the Committed Purchaser’s Tranche B Commitment shall be zero on the Term Draw Expiration Date.

“Tranche B Purchase Expiration Date” means the earlier of (i) August 9, 2010 (as such date may be extended from time to time pursuant to Section 2.4) and (ii) the date of the occurrence of an Event of Default, Payout Event or Servicer Default.

“Transaction Documents” means (i) the Base Indenture, (ii) the Series Supplement, (iii) this Note Purchase Agreement, (iv) the Fee Letters, (v) the Liquidity Agreements, (vi) the Servicing Agreement and (vii) the Notes, in each case in effect on September 10, 2007 or as modified in accordance with the terms of the Transaction Documents.

“Trust Assets” means all of the Issuer’s right, title and interest in and to all Receivables, Related Security, Contracts, Collections and all proceeds relating to the foregoing and all of the other collateral which is part of the Trust Estate or otherwise pledged to the Trustee for the benefit of the Secured Parties pursuant to the Indenture.

“Voluntary Advance Agreement” means the Voluntary Advance Agreement, dated as of March 11, 1999, among SunTrust Robinson Humphrey, Inc. (f/k/a SunTrust Equitable Securities Corporation), the Administrator and SunTrust Bank, as it may be amended, supplemented or otherwise modified from time to time.

SECTION 1.2  Other Definitional Provisions.

           (a)  All terms defined in this Note Purchase Agreement shall have the meanings defined herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

           (b)  As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partially defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.  To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

           (c)  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Note Purchase Agreement shall refer to this Note Purchase Agreement as a whole and not to any particular provision of this Note Purchase Agreement; and Section, subsection, Schedule and Exhibit references contained in this Note Purchase Agreement are references to Sections, subsections, the Schedules and Exhibits in or to this Note Purchase Agreement unless otherwise specified.

                              (d)       All other rules of construction as set forth in the Indenture are hereby incorporated herein by reference.

ARTICLE II.

PURCHASE AND SALE

SECTION 2.1  Purchase and Sale of the Notes.  On the terms and subject to the conditions set forth in the Note Purchase Agreement dated as of the Closing Date, and in reliance on the covenants, representations, warranties and agreements therein set forth, the Issuer sold at the Closing to the Administrator, on behalf of Three Pillars the Notes then outstanding in an aggregate initial outstanding principal amount equal to the Initial Note Principal for the Initial Purchase Price.  On September 10, 2007, the Administrator, on behalf of Three Pillars, assigned a portion of the Notes to the Funding Agent, on behalf of PARCO, and the Committed Purchaser.

SECTION 2.2  Initial Purchase Price.  The Notes were purchased at Closing at a price (the “Initial Purchase Price”) equal to 100% of the Initial Note Principal.

SECTION 2.3  Increases.

           (a)  Subject to the terms and conditions of this Note Purchase Agreement and the Series Supplement, from time to time prior to the Final Purchase Expiration Date but not more frequently than twice per month (unless the Administrator and the Funding Agent otherwise consent in their sole discretion) upon receipt by the Administrator and the Funding Agent of a Notice of Increase, the Administrator, on behalf of Three Pillars, and the Funding Agent, on behalf of PARCO or the Committed Purchaser, as the case may be, shall make Increases as provided in Section 2.3(c); provided, however, that neither of Three Pillars nor the Committed Purchaser shall be required to fund any Increase if, after giving effect thereto, its Note Principal would exceed the Maximum Principal Amount; and provided, further, that neither of Three Pillars nor the Committed Purchaser shall be required to fund any Increase if, after giving effect thereto, its Note Principal would exceed its Commitment. Notwithstanding anything contained in the Transaction Documents, any portion of an Increase funded after the Tranche B Purchase Expiration Date allocated to a Term Institution’s Tranche B Commitment shall be funded by withdrawing such Term Institution’s pro rata share of such Increase from such Term Institution’s Term Account (a “Term Increase”).

           (b)  Each Increase hereunder shall be subject to the further conditions precedent that:

               (i)  The Administrator and the Funding Agent will have received copies of each of the monthly noteholders’ statement, the form of which is attached as Exhibit B to the Series Supplement (the “Monthly Noteholders’ Statement”), in each case, most recently required to have been delivered under the Indenture;

              (ii)  Each of the representations and warranties of each of the Seller, the Servicer and the Issuer made in the Transaction Documents to which it is a party shall be true and correct in all material respects as of the applicable Increase Date (except to the extent they expressly relate to an earlier or later time);

             (iii)  The Issuer, the Servicer and the Seller shall be in compliance in all material respects with all of its respective covenants contained in the Transaction Documents;

              (iv)  No Pay Out Event, Potential Pay Out Event, Default, Event of Default, Servicer Default or Block Event shall have occurred and be continuing;

               (v)  The Final Purchase Expiration Date shall not have occurred; and

              (vi)  The Administrator and the Funding Agent shall have received a completed Notice of Increase with respect to such proposed Increase, not later than 12:00 p.m. (New York time) one (1) Business Day prior to the proposed date of such Increase.

           (c)  Three Pillars shall make its related pro rata portion of the proceeds of such requested Increase available to the Administrator at its office in Atlanta, Georgia, and PARCO or the Committed Purchaser, as applicable may make its related pro rata portion of the proceeds of such requested Increase available to the Funding Agent at its office in New York, New York, in same day funds on the Increase Date, and if PARCO does not make available its full pro rata portion of such Increase Amount, the Committed Purchaser shall make any portion constituting a shortfall so available to the Funding Agent.  Upon receipt by Administrator and the Funding Agent of such funds, the Administrator and the Funding Agent will make such funds available to Issuer not later than 3:00 p.m. New York City time on the Increase Date by wire transfer of immediately available funds to such account as may from time to time be specified by the Issuer in a notice to the Administrator and the Funding Agent.

           (d)  All conditions set forth in Section 3.1 of the Series Supplement, to the extent applicable, shall have been satisfied at such time.  Each “Increase” with respect to all VFN Series shall be allocated to each respective VFN Series as instructed by the Issuer; provided, that (i) the Issuer shall not (unless necessary in order to comply with the requirements of clause (ii) of this paragraph) disproportionately allocate Increases to the same VFN Series for two or more consecutive Increases and (ii) shall at all times use its reasonable best efforts to allocate Increases to the respective VFN Series so that the aggregate of the “Aggregate Purchaser Funded Amounts” under (and as defined in) each VFN Series is at all times ratably allocated among each such VFN Series according to their respective “Maximum Principal Amount” (as defined in each such VFN Series).

SECTION 2.4  Extension of Purchase Expiration Dates.  The Issuer may advise the Administrator and the Funding Agent, in writing of its desire to extend any of the Purchase Expiration Dates; provided such request is made not more than 90 days prior to, and not less than 60 days prior to, the then current related Purchase Expiration Date or the Term Draw Expiration Date, as applicable.  The Administrator and the Funding Agent shall notify the Issuer in writing, within 45 days after its receipt of such request by the Issuer, whether the Conduit Purchasers and the Committed Purchaser are agreeable to such extension (it being understood that each Conduit Purchaser may accept or decline such a request in its sole discretion and on such terms as it may elect) and, to the extent the Conduit Purchasers and the Committed Purchaser are agreeable, the Issuer, the Administrator, the Funding Agent, the Committed Purchaser and the Conduit Purchasers shall enter into such documents on or prior to the third Business Day prior to the then current Purchase Expiration Date as the Conduit Purchasers and the Committed Purchaser may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Conduit Purchasers, the Administrator, the Funding Agent and the Committed Purchaser in connection therewith (including reasonable attorneys’ costs) shall be paid by the Issuer; it being understood, that the failure of the Administrator and the Funding Agent to so notify the Issuer as set forth above shall not be deemed to be a consent to such request for extension by any Conduit Purchaser or the Committed Purchaser.  Notwithstanding anything contained herein, Three Pillars or the Committed Purchaser may agree to extend any Purchase Expiration Date independently of the other Person if such other Person declines to extend such Purchase Expiration Date.  In such a case, the applicable Purchase Expiration Date shall occur only with respect to the Person declining to so extend.

SECTION 2.5  Reduction of Maximum Principal Amount.

           (a)  On any Payment Date prior to the Rapid Pay Out Commencement Date, upon the written request of the Issuer, the “Maximum Principal Amount” (as defined in each VFN Series) may be permanently reduced (a “Reduction”), on a ratable basis with respect to each VFN Series and with respect to the Notes, by the Issuer; provided that the Issuer shall have given each applicable “Administrator” and the Funding Agent hereunder irrevocable written notice (effective upon receipt) of the amount of such Reduction prior to 10:00 a.m., New York time on a Business Day that is at least thirty (30) days prior to such Reduction; provided, that any such Reduction shall be in an amount equal to $5,000,000 in the aggregate for all VFN Series and integral multiples of $100,000 in excess thereof; and provided, further, that no Reduction may cause the aggregate of the “Maximum Principal Amounts” under all VFN Series to be lower than $0.  Each Reduction effected pursuant to this Section 2.5 shall automatically and permanently, without any further action on the part of any party, reduce (i) the Commitment of each of (a) Three Pillars and (b) PARCO and the Committed Purchaser on a pro rata basis, in the amount of such Reduction (ii) the Tranche A Commitment and the Tranche B Commitment on a ratable basis with respect to the Commitment of Three Pillars and the Commitment of the Committed Purchaser; provided if requested by the Issuer and each of the Administrator and the Funding Agent agrees, in writing, in their sole discretion, the Tranche A Commitments and Tranche B Commitments of Three Pillars and the Committed Purchaser may be reduced in amounts agreed to by the Issuer, the Administrator and the Funding Agent (which may not be on a ratable basis);

           (b)  The Issuer shall pay to (i) the Administrator on behalf of Three Pillars and (ii) the Funding Agent on behalf of PARCO or the Committed Purchaser any accrued and unpaid fees and expenses with respect to the reduction amount on the date of any such Reduction.

SECTION 2.6  Calculation of Monthly Interest.

(a)       On the Business Day prior to each Series Transfer Date, the Administrator (with respect to Three Pillars) and the Funding Agent (with respect to PARCO and the Committed Purchaser) shall calculate, for the applicable Interest Period, the aggregate Monthly Interest for each Funding Tranche (such Monthly Interest to be calculated using the Note Rate, if necessary, for the remaining days in such Interest Period).  Each of the Administrator and the Funding Agent may, in its sole discretion, determine the Commercial Paper Rate for its related Conduit Purchaser with respect to each Series Transfer Date using the Match Funding Rate or the Pool Funding Rate; provided, however, that to the extent that the related Conduit Purchaser may choose between the Match Funding Rate or the Pool Funding Rate, the Issuer may request the Administrator or the Funding Agent, as applicable, to use either the Match Funding Rate or the Pool Funding Rate in determining the Commercial Paper Rate for its related Conduit Purchaser with respect to such Series Transfer Date (it being understood and agreed that the Administrator or the Funding Agent, as applicable, shall have no obligation to follow any such request by the Issuer).

           (b)  The Issuer agrees to pay, and the Issuer agrees to instruct the Servicer and the Trustee to pay, all amounts payable by it with respect to the Notes, this Note Purchase Agreement and the Series Supplement to the accounts designated by the Administrator and the Funding Agent.  All such amounts shall be paid no later than noon, New York City time, on the day when due as determined in accordance with this Note Purchase Agreement, the Indenture and the other Transaction Documents, in lawful money of the United States in immediately available funds.  Amounts received after that time shall be deemed to have been received on the next Business Day and shall bear interest at the Default Rate, which interest shall be payable on demand.

SECTION 2.7  Benefits of Indenture. The Issuer hereby acknowledges and confirms that each representation, warranty, covenant and agreement made pursuant to the Indenture by the Issuer to the Trustee is (unless such representation, warranty, covenant or agreement specifically states otherwise), also made herein, all for the benefit and security of each Conduit Purchaser, the Committed  Purchaser, the Funding Agent and the Administrator.

SECTION 2.8  Broken Funding.  In the event of (i) the payment of any principal of any Funding Tranche (other than a Funding Tranche on which the interest is computed by reference to the Alternate Reference Rate) other than on the last day of the Fixed Period applicable thereto (including as a result of the occurrence of the Rapid Pay Out Commencement Date or an optional prepayment of a Funding Tranche), or (ii) any failure to borrow or prepay any Funding Tranche (other than a Funding Tranche on which the interest is computed by reference to the Alternate Reference Rate) on the date specified in any notice delivered pursuant hereto, then, in any such event, the Issuer shall compensate the Affected Party for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any such Affected Party shall be deemed to include an amount (the “Breakage Amount”) determined by such Affected Party (or the Administrator with respect to Three Pillars or the Funding Agent with respect to PARCO or the Committed Purchaser, as applicable) to be the excess, if any, of (i) the amount of interest which would have accrued on the portion of the principal amount of such Funding Tranche prepaid or to be borrowed or prepaid had such event not occurred, at the interest rate that would have been applicable to such Funding Tranche, for the period from the date of such event to the last day of the Fixed Period (or, in the case of a failure to borrow for the period that would have been the related Fixed Period), over (ii) the amount of interest which would be obtainable upon redeployment or reinvestment of an amount of funds equal to such portion of such Funding Tranche for such period.  A certificate of any Affected Party incurring any loss, cost or expense as a result of any of the events specified in this Section 2.8 and setting forth any amount or amounts that the Affected Party is entitled to receive pursuant to this Section 2.8 and the reason(s) therefor shall be delivered to the Issuer by the Administrator or the Funding Agent and shall include reasonably detailed calculations and shall be conclusive absent manifest error.  The Issuer shall pay to the Administrator or the Funding Agent, as applicable, on behalf of such Affected Party the amount shown as due on any such certificate on the first Payment Date which is not less than three Business Days after receipt thereof.

SECTION 2.9  Illegality.  Notwithstanding anything in this Note Purchase Agreement or any other Transaction Document to the contrary, if, after the Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law), shall make it unlawful for any Affected Party to acquire or maintain a Funding Tranche by reference to the Eurodollar Rate (Reserve Adjusted) as contemplated by this Note Purchase Agreement or any Program Document, (i) the Administrator or the Funding Agent, as applicable, on behalf of such Affected Party shall, within forty-five (45) days after receiving actual knowledge thereof, deliver a certificate to the Issuer (with a copy to the Administrator or Funding Agent, as applicable) setting forth the basis for such illegality, which certificate shall be conclusive absent manifest error, and (ii) such Affected Party’s portion of any Funding Tranche maintained by reference to the Eurodollar Rate (Reserve Adjusted) then outstanding shall be converted automatically to a Funding Tranche maintained by reference to the Alternate Reference Rate.

SECTION 2.10  Inability to Determine Eurodollar Rate (Reserve Adjusted).  If, prior to the first day of any Interest Period relating to any Funding Tranche maintained by reference to the Eurodollar Rate (Reserve Adjusted):

                   (1)  the Administrator or the Funding Agent shall have determined (which determination in the absence of manifest error shall be conclusive and binding upon the Issuer) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (Reserve Adjusted) for such Interest Period; or

                   (2)  the Administrator or the Funding Agent shall have received notice from an Affected Party that the Eurodollar Rate (Reserve Adjusted) determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Affected Party (as conclusively certified by such Person) of purchasing or maintaining their affected portions of such Funding Tranches during such Interest Period;

then, in either such event, the Administrator or the Funding Agent shall give telecopy or telephonic notice thereof (confirmed in writing) to the Issuer and the Administrator or Funding Agent, as applicable as soon as practicable (but, in any event, within thirty (30) days after such determination or notice, as applicable) thereafter. Until such notice has been withdrawn by the Administrator or the Funding Agent, as applicable, no further Funding Tranches by the related Conduit Purchaser or Committed Purchaser shall be funded or maintained at the Eurodollar Rate (Reserve Adjusted).  The Administrator and the Funding Agent, as applicable, agrees to withdraw any such notice as soon as reasonably practicable after such Person is notified of a change in circumstances which makes such notice inapplicable.

SECTION 2.11  Fees.  The Issuer shall pay to the Administrator or the Funding Agent, as applicable, for the benefit of the applicable Affected Party as and when due and in accordance with the provisions for payment set forth in Article 5 of the Series Supplement, each of the applicable fees set forth in the Fee Letters (the “Fees”).

SECTION 2.12  Term Provisions.

           (a)  If the Issuer has requested an extension of the Tranche B Purchase Expiration Date from each of Three Pillars and the Committed Purchaser in accordance with Section 2.4 and if the Tranche B Purchase Expiration Date is not extended in accordance with Section 2.4 by the Committed Purchaser or Three Pillars (each such Person that does not agree to extend the Tranche B Purchase Expiration Date is referred to herein as a “Term Institution”) on terms acceptable to the Issuer, in its sole discretion, such Term Institution shall, by 11:00 a.m. (New York time) on the Tranche B Purchase Expiration Date following its receipt of written request therefor from the Issuer by 10:00 a.m. (New York time) three Business Days prior to the Tranche B Purchase Expiration Date and subject to the satisfaction of the applicable conditions precedent set forth in Section 4.2, (i) establish such Term Institution’s Term Account and (ii) make a Term Deposit by depositing, in same day funds to such Term Institution’s Term Account, an amount equal to such Term Institution’s Tranche B Commitment less such Term Institution’s pro rata share of the Aggregate Purchaser Funded Amount allocated to the Tranche B Commitment as of such date.  Each Term Institution shall invest the amounts on deposit in such Term Institution’s Term Account in Permitted Investments (it being agreed that the earnings on any such Permitted Investments shall be applied to offset the Term Interest payable to such Term Institutions).  Any losses with respect to the Permitted Investments shall be borne by the Issuer and shall be deemed to be an “Increase” made by the applicable Term Institution.  Notwithstanding anything contained herein, if the Committed Purchaser does not (i) extend the Tranche B Purchase Expiration Date or (ii) renew on terms acceptable to the Issuer and the Issuer requests the Committed Purchaser make a Term Deposit pursuant to this Section 2.12, PARCO may, in its sole discretion, make the Term Deposit in lieu of the Committed Purchaser, provided, further, that PARCO may at any time request the Committed Purchaser to fund the related Term Account and any outstanding Term Increases made by PARCO.  Notwithstanding anything contained herein, if both Three Pillars and the Committed Purchaser decline to extend the Tranche B Purchase Expiration Date, and the Issuer requests a Term Deposit be made pursuant to this Section 2.12, the Issuer shall request that both Three Pillars and the Committed Purchaser make a Term Deposit in accordance with the terms hereof.

           (b)  During the Term Period, all additional Increases to be made by any Term Institution pursuant to Section 2.3 shall be made by such Term Institution by withdrawing funds from such Term Institution’s Term Account.

           (c)  All Term Deposits shall be due and payable in full by the Issuer on the earlier of the Term Draw Expiration Date, the date of maturity of the Notes if accelerated following an Event of Default in accordance with any Transaction Document and the Rapid Pay Out Commencement Date and each Term Institution that has outstanding Term Deposits may apply all amounts on deposit in the related Term Account to repay such Term Deposits, together with all accrued and unpaid interest thereon.

           (d)  The Issuer hereby agrees that it shall use the proceeds of the Term Deposits solely to fund Term Increases from time to time.  The Issuer hereby grants to the applicable Term Institution, a security interest in the related Term Account, all funds from time to time credited to such Term Account, all financial assets (including, without limitation, Permitted Investments) from time to time acquired with any such funds or otherwise credited to such Term Account, all interest, dividends, cash, instruments and other investment property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds or such financial assets, and all proceeds of, collateral for, and supporting obligations relating to any and all of the foregoing.  The grant of a security interest by the Issuer to each such Term Institution pursuant to this Section secures the payment of the Issuer’s obligation to repay the Term Deposits, and to pay interest thereon, pursuant to the terms of this Agreement.

           (e)  Interest shall accrue on the Term Deposit for each Interest Period at the Term Deposit Rate (“Term Interest”) and the Issuer shall pay Term Interest on each Payment Date on the Term Deposit to the applicable Term Institutions, in accordance with Section 2.6 of this Agreement and Section 5.2 of the Indenture.

           (f)  Repayments of principal to a Term Institution with respect to amounts allocated to the Tranche B Commitment shall be paid to the applicable Term Institution’s Term Account and applied to reduce the Aggregate Purchaser Funded Amount.

SECTION 2.13  Allocations of Principal.  The Aggregate Purchaser Funded Amount shall be allocated first against the Tranche B Commitment in an amount up to the aggregate the Tranche B Commitment and second against the Tranche A Commitment by the Administrator.  Principal payments on the Notes shall be allocated by the Administrator first, to the Tranche C Principal Amount, if any, second, to reduce amounts allocated to the Tranche A Commitment until amounts allocated to the Tranche A Commitment have been reduced to zero and third, to reduce amounts allocated by the Administrator to the Tranche B Commitment.

ARTICLE III.

CLOSING

SECTION 3.1  Closing.  The closing (the “Closing”) of the purchase and sale of the Notes was held on September 13, 2002 (the date of the Closing being referred to herein as the “Closing Date”).  The closing of the transactions contemplated by this Note Purchase Agreement (the “Restatement”) will be held at 9:00 a.m., Chicago, Illinois time, on or about August 14, 2008, at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606 (such date being referred to herein as the “Restatement Date”).

SECTION 3.2  Transactions to be Effected at the Closing.  At the Closing (a) the Administrator delivered to the Issuer funds in an amount equal to the sum of the Initial Purchase Price; and (b) the Issuer delivered one Note to the Administrator in satisfaction of the Issuer’s obligation to the Administrator hereunder.  On the Restatement Date the Issuer shall deliver the then outstanding Notes to the Trustee for cancellation and shall deliver newly issued Notes to the Administrator and the Funding Agent in the form attached to the Series Supplement.

ARTICLE IV.

CONDITIONS PRECEDENT

SECTION 4.1  Conditions Precedent to Initial Purchase of the Notes.  In addition to the conditions set forth in Section 3.1 of the Series Supplement, the purchase by the Administrator on behalf of the Conduit Purchaser of the Notes was subject to the satisfaction at the time of the Closing of the following conditions, each of which was satisfied or waived on or prior to the Closing:

           (a)  The Administrator shall have received on the Closing Date from each of the Seller and the Issuer, a certificate, dated the Closing Date and signed by an executive officer of the Seller and an executive officer of the Issuer, as the case may be, to the effect that, and the Administrator shall be satisfied that, (i) the representations and warranties of the Seller and the Issuer in this Note Purchase Agreement, the Indenture and the other Transaction Documents are true and correct on and as of the Closing Date as if made on and as of such date, (ii) the Issuer and the Seller have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied in this Note Purchase Agreement, the Indenture and the other Transaction Documents, as applicable, at or prior to the Closing Date, and (iii) there has not occurred any change or any development that is likely to result in a change in the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Issuer or the Seller, and their respective Affiliates, taken as a whole, from that set forth in the Offering Memorandum 2002 that has had or could reasonably be expected to have a Material Adverse Effect.

           (b)  The Administrator shall have received a certificate, dated the Closing Date, signed by an executive officer of Trustee to the effect that each of the Trust Accounts have been established.

           (c)  The Administrator shall have received, on the Closing Date, opinions delivered to the Administrator and the Conduit Purchaser (and the other addressees reasonably requested by the Initial Purchaser), in each case, dated the Closing Date, covering such matters as the Administrator shall reasonably request.

           (d)  The Issuer, the Trustee, the Seller and the other parties to the Transaction Documents shall have executed and delivered the Transaction Documents to which they are parties in the same form and substance as previously presented to and approved by the Administrator.

           (e)  Prior to the Closing Date, the Issuer and the Seller shall have furnished to the Administrator such further information, certificates and documents as the Administrator may reasonably request.

           (f)  Prior to the Closing Date, the Administrator shall have received certified copies of resolutions of the Board of Directors of the Issuer, the Servicer and the Seller (or, in each case, of its general partner or sole member, if applicable) authorizing or ratifying the execution, delivery and performance, respectively, of the Transaction Documents to which it is a party, together with a certified copy of its articles or certificate of incorporation or certificate of limited partnership, as applicable, and a copy of its limited partnership agreement or by-laws, as applicable.

           (g)  Prior to the Closing Date, the Administrator shall have received certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) with respect to the Transaction Documents.

           (h)  Prior to the Closing Date, the Administrator shall have received a certificate of the secretary or an assistant secretary of each of the Issuer, the Servicer Letter of Credit Bank and the Seller (or, in each case, of its general partner, if applicable) certifying the names of its officer or officers authorized to sign the Transaction Documents to which it is a party.

           (i)  Prior to the Closing Date, the Administrator shall have received good standing certificates for the Issuer, the Servicer and the Seller issued as of a recent date acceptable to Administrator by (a) the Secretary of State of the jurisdiction of such Person’s incorporation or organization, and (b) the Secretary of State of the jurisdiction where such Person’s chief executive office and principal place of business are located.

           (j)  Prior to the Closing Date, the Administrator shall have received (i) acknowledgment copies of proper financing statements (Form UCC-1), filed on or prior to the Closing Date, naming Issuer as debtor and Trustee (for the benefit of the Secured Parties) as the secured party as may be necessary or, in the opinion of Administrator, desirable under the UCC to perfect Trustee’s (for the benefit of the Secured Parties) security interest in the Trust Estate, (ii) acknowledgment copies of proper financing statements, filed on or prior to the Closing Date, naming the Seller (and its predecessors) as seller/debtor, the Issuer as purchaser/secured party and the Trustee as assignee as may be necessary or, in the opinion of Administrator, desirable under the UCC to perfect Trustee’s ownership interest in the Receivables and the proceeds thereof, and (iii) executed copies of proper UCC-3 financing statements necessary to release all liens and other Adverse Claims of any Person in the Trust Estate, the Receivables or the Purchased Receivables, as applicable, granted by the Issuer or the Seller or its predecessors.

           (k)  Prior to the Closing Date, the Administrator shall have received a written search report by a search service acceptable to Administrator listing all effective financing statements that name the Issuer or the Seller and its predecessors as a debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to subsection 4.1(j) above and in such other jurisdictions that Administrator shall have reasonably requested, together with copies of such financing statements (none of which shall cover any of the Trust Estate), and tax and judgment lien search reports from a Person satisfactory to Administrator showing no evidence of such lien filed against the Issuer or the Seller and its predecessors.

           (l)  Prior to the Closing Date, the Administrator shall have received all outstanding Fees payable pursuant to the Fee Letter, including all accrued attorneys’ fees and expenses.

           (m)  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority that would, as of the Closing Date, prevent the issuance or sale of the Notes; and no injunction or order of any Federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Notes.

           (n)  All Governmental Actions of all Governmental Authorities required with respect to the transactions contemplated by the Transaction Documents and the other documents related thereto shall have been obtained or made.

           (o)  To the extent required by Three Pillars’ commercial paper program, a letter from each rating agency rating Three Pillars’ Commercial Paper Notes confirming its rating of such Commercial Paper Notes or that such rating will not be withdrawn or downgraded after giving effect to the Original Note Purchase Agreement and the transactions contemplated thereby.

           (p)  No Pay Out Event, Potential Pay Out Event, Event of Default, Servicer Default or Block Event has occurred and is continuing.

           (q)  The representations and  warranties of the Issuer, the Servicer and the Seller set forth in the Original Note Purchase Agreement and the other Transaction Documents are true and correct as of the Closing Date.

SECTION 4.2  Conditions Precedent to each Increase.  In addition to the conditions set forth in Section 3.1 of the Series Supplement, the obligation of the Conduit Purchasers and the Committed Purchaser to fund any Increase on the related Increase Date is subject to the condition that there exist no Pay Out Event, Potential Pay Out Event, Event of Default, Servicer Default or Block Event which has occurred and is continuing.

SECTION 4.3  Conditions Precedent to the Restatement.  In addition to the conditions set forth in Section 3.1 of the Series Supplement, the purchase by the Administrator and the Funding Agent on behalf of the respective Conduit Purchasers of the Notes on the Restatement Date is subject to the satisfaction at the time of the Restatement of the following conditions:

           (a)  The Administrator and the Funding Agent shall have received on the Restatement Date from each of the Seller and the Issuer, a certificate signed by an executive officer of such Person, dated the Restatement Date, to the effect that (i) the representations and warranties of the Seller and the Issuer in this Note Purchase Agreement, the Indenture and the other Transaction Documents are true and correct on and as of the Restatement Date as if made on and as of such date, (ii) the Issuer and the Seller have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied in this Note Purchase Agreement, the Indenture and the other Transaction Documents, as applicable, at or prior to the Restatement Date, and (iii) there has not occurred any change or any development that is likely to result in a change in the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Issuer or the Seller, and their respective Affiliates, taken as a whole, from that set forth in the Seller’s most recent form 10-K filed with the Securities and Exchange Commission that has had or could reasonably be expected to have a Material Adverse Effect and the Administrator and the Funding Agent shall be satisfied that such conditions are true.

           (b)  [Reserved].

           (c)  The Administrator and the Funding Agent shall have received on the Restatement Date opinion letters and/or bring-down letters of opinions delivered to the Administrator and Three Pillars prior to the Restatement Date from counsel to the Issuer, the Seller and the Trustee, in each case in form and substance satisfactory to the Administrator and the Funding Agent.

           (d)  The Issuer, the Trustee, the Seller and the other parties to the Transaction Documents shall have executed and delivered to the Administrator and the Funding Agent this Note Purchase Agreement and each other Transaction Document to be executed as of the Restatement Date.

           (e)  Prior to the Restatement Date, the Issuer and the Seller shall have furnished to the Administrator and the Funding Agent such further information, certificates and documents as the Administrator or the Funding Agent may reasonably request.

           (f)  Prior to the Restatement Date, the Administrator and the Funding Agent shall have received certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) with respect to the Transaction Documents.

           (g)  Prior to the Restatement Date, the Administrator and the Funding Agent shall have received good standing certificates for the Issuer, the Servicer and the Seller issued as of a recent date acceptable to Administrator and the Funding Agent by (a) the Secretary of State of the jurisdiction of such Person’s incorporation or organization, and (b) the Secretary of State of the jurisdiction where such Person’s chief executive office and principal place of business are located.

           (h)  [Reserved].

           (i)  Prior to the Restatement Date, each of the Administrator and the Funding Agent shall have received all outstanding Fees due and payable to it pursuant to its related Fee Letter, including all accrued attorneys’ fees and expenses.

           (j)  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority that would, as of the Restatement Date, prevent the issuance or sale of the Notes; and no injunction or order of any Federal, state or foreign court shall have been issued that would, as of the Restatement Date, prevent the issuance or sale of the Notes.

           (k)  No Pay Out Event, Potential Pay Out Event, Event of Default, Servicer Default or Block Event has occurred and is continuing.

           (l)  The representations and  warranties of the Issuer, the Servicer and the Seller set forth in this Note Purchase Agreement and the other Transaction Documents are true and correct as of the Restatement Date (except to the extent they relate to an earlier date or later time, and then as of such earlier date or later time).

           (m)  All fees due and payable to each Conduit Purchaser, the Administrator, the Funding Agent and the Committed Purchaser on or prior to the Restatement Date shall have been paid in full.

           (n)  To the extent required by any Conduit Purchaser’s commercial paper program, a letter from each rating agency rating such Conduit Purchaser’s Commercial Paper Notes confirming its rating of such Commercial Paper Notes or that such rating will not be withdrawn or downgraded after giving effect to this Note Purchase Agreement and the transactions contemplated hereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE ISSUER, THE SELLER

AND THE SERVICER

SECTION 5.1  Representations, Warranties and Covenants of the Seller and the Issuer.  The Issuer severally represents and warrants and the Seller, jointly and severally with the Issuer, represent and warrant to the Conduit Purchasers, the Funding Agent, the Committed Purchaser and the Administrator, that:

           (a)  Organization and Good Standing.  Each of the Seller and the Issuer has been duly organized and is validly existing and in good standing under the laws of the state of organization, with full power and authority to own its properties and conduct its business as presently conducted.  Each of the Issuer and the Seller is duly qualified to do business and is in good standing as a foreign entity (or is exempt from such requirements), and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would be reasonably likely to have a Material Adverse Effect.

           (b)  Power and Authority; Due Authorization.  Each of the Seller and the Issuer has (a) all necessary power, authority and legal right to (i) execute, deliver and perform its obligations under this Note Purchase Agreement and each of the other Transaction Documents to which it is a party and (b) duly authorized, by all necessary action, the execution, delivery and performance of this Note Purchase Agreement and the other Transaction Documents to which it is a party, the transactions contemplated herein and the borrowing, and the granting of security therefor, on the terms and conditions provided in the Indenture.

           (c)  No Violation.  The consummation of the transactions contemplated by this Note Purchase Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) the organizational documents of the Issuer or the Seller or (B) any indenture, loan agreement, pooling and servicing agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which the Issuer  or the Seller is a party or by which the Issuer or the Seller or any of the Issuer’s or the Seller’s properties is bound, (ii) result in or require the creation or imposition of any Adverse Claim upon its properties pursuant to the terms of any such indenture, loan agreement, pooling and servicing agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than pursuant to the terms of the Transaction Documents, or (iii) violate any law or any order, rule, or regulation applicable to the Issuer or the Seller or of any court or of any federal, state or foreign regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over, the Issuer or the Seller or any of its respective properties.

           (d)  Validity and Binding Nature.  This Note Purchase Agreement is, and the other Transaction Documents to which the Issuer or the Seller is a party when duly executed and delivered by the Issuer or the Seller and the other parties thereto will be, the legal, valid and binding obligation of the Issuer or the Seller, as applicable, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.

           (e)  Government Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body required for the due execution, delivery or performance by the Issuer or the Seller of any Transaction Document to which it is a party remains unobtained or unfiled, except for the filing of the UCC financing statements referred to in Section 15.4 of the Base Indenture.

           (f)  Bulk Sales.  No transaction contemplated hereby or by the other Transaction Documents requires compliance with any “bulk sales” act or similar law.

           (g)  Margin Regulations.  Neither the Seller nor the Issuer is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds from the transactions contemplated hereby, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time.

           (h)  Perfection.  (i)  On the Closing Date and the date of each Increase, the Issuer shall be the owner of all of the Receivables and Related Security and Collections and proceeds with respect thereto, free and clear of all Adverse Claims.  On or prior to the Closing Date and the date of each Increase and each recomputation of the Investor Interest, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Trust Estate against all creditors (other than Secured Parties) of, and purchasers (other than Secured Parties) from, the Issuer and each Seller will have been (or will have been within ten (10) days of the Closing Date) duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been (or will have been within ten (10) days of the Closing Date) paid in full;

              (ii)  the Indenture constitutes a valid grant of a security interest to the Trustee for the benefit of the Conduit Purchasers and the other Secured Parties in all right, title and interest of the Issuer in the Receivables, the Related Security and Collections and proceeds with respect thereto and all other assets of the Trust Estate, now existing or hereafter created or acquired.  Accordingly, to the extent the UCC applies with respect to the perfection of such security interest, upon the filing of any financing statements described in Article 8 of the Indenture, and, solely with respect to the Related Security, to the extent required for perfection under the relevant UCC, the delivery of possession of all instruments, if any, included in such Related Security to the Servicer), the Trustee shall have a first priority perfected security interest in such property and the proceeds thereof (to the extent provided in Section 9-315), subject to Permitted Encumbrances and, to the extent the UCC does not apply to the perfection of such security interest, all notices filings and other actions required by all applicable law have been taken to perfect and protect such security interest or lien against and prior to all Adverse Claims with respect to the relevant Receivables, Related Security and Collections and proceeds with respect thereto and all other assets of the Trust Estate.  Except as otherwise specifically provided in the Transaction Documents, neither the Issuer nor any Person claiming through or under the Issuer has any claim to or interest in the Collection Account; and

             (iii)  immediately prior to, and after giving effect to, the initial purchase of the Notes and each Increase hereunder, the Issuer will be Solvent.

           (i)  Offices.  The principal place of business and chief executive office of the Issuer is located at the address referred to in Section 15.4 of the Base Indenture (or at such other locations, notified to the Trustee in jurisdictions where all action required thereby has been taken and completed).

           (j)  Tax Status.  Each of the Issuer and the Seller has filed all tax returns (Federal, State and local) required to be filed by it and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges then due and payable (including for such purposes, the setting aside of appropriate reserves for taxes, assessments and other governmental charges being contested in good faith).

           (k)  Compliance with Applicable Laws; Licenses, etc.

               (i)  Each of the Issuer and the Seller is in compliance with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities, a breach of any of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

              (ii)  Neither of the Issuer nor the Seller has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would be reasonably likely to have a Material Adverse Effect.

           (l)  No Proceedings.  Except as described in Schedule I,

               (i)  there is no order, judgment, decree, injunction, stipulation or consent order of or with any court or other government authority to which the Issuer or the Seller is subject, and there is no action, suit, arbitration, regulatory proceeding or investigation pending, or, to the knowledge of the Issuer or the Seller, threatened, before or by any court, regulatory body, administrative agency or other tribunal or governmental instrumentality, against the Issuer that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect; and

              (ii)  there is no action, suit, proceeding, arbitration, regulatory or governmental investigation, pending or, to the knowledge of the Issuer or the Seller, threatened, before or by any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of this Note Purchase Agreement, the Indenture, the Notes or any other Transaction Document, (B) seeking to prevent the issuance of the Notes pursuant to the Indenture or the consummation of any of the other transactions contemplated by this Indenture or any other Transaction Document or (C) seeking to adversely affect the federal income tax attributes of the Issuer.

           (m)  Investment Company Act, Etc.  None of the Seller or the Issuer is, or after applying the proceeds of this offering will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

           (n)  Eligible Receivables.  Each Receivable included in the Trust Estate (other than any Receivable identified as not being an Eligible Receivable and included as such in the calculation of Minimum Issuer Interest) on the date of any Monthly Servicer Report shall be an Eligible Receivable on such date.  Each Receivable, including Subsequently Purchased Receivables, purchased by the Issuer on any Purchase Date shall be an Eligible Receivable as of such Purchase Date.

           (o)  Receivables Schedule.  The Receivable File is a true and correct schedule of the Receivables included in the Trust Estate.

           (p)  ERISA.  (i) Each of the Seller, the Issuer and its respective ERISA Affiliates is in compliance in all material respects with ERISA unless any failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) no Lien exists in favor of the Pension Benefit Guaranty Corporation on any of the Receivables. No ERISA Event has occurred with respect to Title IV Plans of the Issuer.  No ERISA Event has occurred with respect to Title IV plans of the Seller’s or the Issuer’s ERISA Affiliates that have an aggregate Unfunded Pension Liability equal to or greater than $1,000,000.  No ERISA Event has occurred with respect to a Multiemployer Plan (as defined in the Base Indenture) of the Issuer or its ERISA Affiliates.

           (q)  Accuracy of Information.  All information heretofore furnished by, or on behalf of, the Seller or the Issuer to the Trustee or any of the Noteholders in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in every material respect (without omission of any information necessary to prevent such information from being materially misleading).

           (r)  No Material Adverse Change.  Since the date of the Seller’s most recent form 10-K filed with the Securities and Exchange Commission, there has been no material adverse change in the collectibility of the Receivables or the Issuer’s (i) financial condition, business, operations or prospects or (ii) ability to perform its obligations under any Transaction Document.

           (s)  Trade Names and Subsidiaries.  Set forth on Schedule II hereto is a complete list of trade names of the Seller for the six year period preceding the Closing Date.  The Issuer has no Subsidiaries and does not own or hold, directly or indirectly, any equity interest in any Person.

           (t)  Notes.  The Notes have been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Indenture, and delivered to and paid for in accordance with this Note Purchase Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Indenture.

           (u)  Sales by Seller.  (a) Each sale of Receivables by the Seller to the Issuer shall have been effected under, and in accordance with the terms of, the Purchase Agreement, including the payment by the Issuer to the Seller of an amount equal to the purchase price therefor as described in the Purchase Agreement, and each such sale shall have been made for “reasonably equivalent value” (as such term is used under Section 548 of the Federal Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under Section 547 of the Federal Bankruptcy Code) owed by the Issuer to the Seller.

           (v)  Use of Proceeds.  No proceeds of any Notes will be used by the Issuer to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

           (w)  Reaffirmation of Representations and Warranties by the Issuer.  On the Closing Date and on each Business Day, the Issuer shall be deemed to have certified that all representations and warranties described in Section 7.1 of the Indenture are true and correct on and as of such day as though made on and as of such day (except to the extent they relate to an earlier date or later time, and then as of such earlier date or later time).

SECTION 5.2  Reaffirmation of Representations and Warranties by the Issuer.  On the Closing Date, the Restatement Date, on each Business Day and on each day that an Increase is made hereunder, the Issuer, by accepting the proceeds thereof, shall be deemed to have certified that all representations and warranties described in Section 5.1 hereof and Section 7.1 of the Indenture are true and correct on and as of such day as though made on and as of such day (except to the extent they relate to an earlier date or later time, and then as of such earlier date or later time).

SECTION 5.3  Representations and Warranties by the Servicer.  On March 16, 2010 and on each Closing Date (as defined in the Base Indenture), after giving effect to all amendments, supplements and modifications made thereto from time to time, the Servicer shall be deemed to have certified that all representations and warranties by it in Section 2.08 of the Servicing Agreement are true and correct on and as of such day as though made on and as of such day (except to the extent they relate to an earlier date or later time, and then as of such earlier date or later time).

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE ADMINISTRATOR,
THE FUNDING AGENT AND THE CONDUIT PURCHASERS

SECTION 6.1  Securities Laws; Transfer Restrictions.  Each of the Administrator, the Funding Agent and each Conduit Purchaser represents and warrants to the Issuer, for itself, as of the date hereof (or as of a subsequent date on which a successor or assign of any Purchaser shall become a party hereto), and agrees that:

           (a)  it has (i) reviewed the Indenture (including the schedule and exhibits thereto) and all other documents which have been provided by the Issuer to it with respect to the transactions contemplated by the Indenture, (ii) participated in due diligence sessions with the Servicer and (iii) had an opportunity to discuss the Issuer’s and the Seller’s businesses, management and financial affairs, and the terms and conditions of the proposed purchase with the Issuer and the Servicer and their respective representatives;

           (b)  it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investing in, and it is able and prepared to bear the economic risk of investing in, the Notes;

           (c)  it is purchasing the Notes for its own account, or for the account of one or more “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that meet the criteria described in subsection (b) and for which it is acting with complete investment discretion, for investment purposes only and not with a view to distribution;

           (d)  it understands that (i) the Notes have not been and will not be registered or qualified under the Securities Act or any applicable state securities laws or the securities laws of any other jurisdiction and is being offered only in a transaction not involving any public offering within the meaning of the Securities Act, (ii) the Issuer is not required to so register or qualify the Notes, and (iii) the Notes may be resold, pledged or otherwise transferred only (A) to the Issuer, (B) to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A under the Securities Act, or (C) in a transaction otherwise exempt from the registration requirements of the Securities Act, in each case in accordance with the provisions of the Indenture and any applicable securities laws of any state of the United States or any other jurisdiction;

           (e)  it understands that upon original issuance thereof, and until such time as the same may no longer be required under the applicable requirements of the Securities Act, the certificate evidencing the Notes (and all securities issued in exchange therefor or substitution thereof) shall bear a legend substantially in the form set forth in the form of Notes included as an exhibit to the Series Supplement;

           (f)  it understands that the Registrar and Transfer Agent for the Notes will not be required to accept for registration of transfer the Notes acquired by it, except upon presentation of, if applicable, the certificate and, if applicable, the opinion described in the Series Supplement; and

           (g)  it will obtain from any transferee of the Notes (or any interest therein) substantially the same representations, warranties and agreements contained in this Section 6.1.

ARTICLE VII.

COVENANTS

SECTION 7.1  Monthly Noteholders’ Statement; Notice of Adverse Effect.

           (a)  The Issuer will cause each Monthly Noteholders’ Statement pertaining to the Series Supplement to be delivered to each Conduit Purchaser and the Committed Purchaser, contemporaneously with the delivery thereof to the Trustee.

           (b)  As soon as possible, and in any event within one (1) day after the occurrence thereof, the Issuer shall (or shall cause the Servicer to) give each Conduit Purchaser and the Committed Purchaser written notice of each Pay Out Event, Potential Pay Out Event, Event of Default, Servicer Default or Block Event.

SECTION 7.2  Further Assurances.  The Issuer agrees to take any and all acts and to create any and all further instruments necessary or reasonably requested by the Administrator and the Funding Agent to fully effect the purposes of this Note Purchase Agreement.

SECTION 7.3  Modifications to Transaction Documents.

           (a)  Notwithstanding anything in the Indenture to the contrary, no provision of this Note Purchase Agreement, the Indenture, the Servicing Agreement or the Purchase Agreement may be amended, waived or otherwise modified without (i) the prior written consent of the Issuer and the Required Persons, (ii) the Issuer providing (or causing the Servicer to provide) to each Rating Agency then rating any outstanding Series of the Issuer prior notice of any such amendment, waiver or modification, and (iii) if such amendment is reasonably expected to have a material effect on any Holder of any rated Series of Notes, without satisfying the Rating Agency Condition with respect to each such Series of Notes; provided that the consent of all of the Noteholders shall be required for (i) any amendment, waiver, modification or supplement of any such document described above relating to the definitions of “Eligible Receivables,” “Purchase Expiration Date,” “Final Purchase Expiration Date,” “Tranche A Expiration Date,” “Required Persons,” “Required Reserve Amount,” “Coverage Test” and “Maximum Principal Amount” and any defined terms incorporated therein, (ii) the reduction or postponement of the time for payment of any fee or other amount payable to or on behalf of such Noteholders or (iii) this Section 7.3.

           (b)  The Issuer shall (or shall cause the Servicer to) give the Administrator, the Funding Agent, the Committed Purchaser and the Conduit Purchasers written notice of any proposed amendment, modification or waiver of any provision of the Transaction Documents.

SECTION 7.4  Expenses.  Whether or not the Closing takes place, except as otherwise expressly provided herein or in the Fee Letter, all reasonable costs and expenses incurred in connection with this Note Purchase Agreement and the transactions contemplated hereby shall be paid by the Issuer.

SECTION 7.5  Reorganizations and Transfers.  The Issuer shall not enter into any transaction described in subsection 8.3(c) of the Indenture unless the Trustee and the Required Persons shall have given their prior written consent thereto.

SECTION 7.6  Financial Covenants; Ratings.

           (a)  Parent and Issuer shall cause Consolidated Parent to, on a consolidated basis with its Subsidiaries, maintain a Total Liabilities to Tangible Net Worth Ratio not greater than the ratio set forth below for each Fiscal Quarter during the specified period, measured as of the last day of each Fiscal Quarter:

Period	Ratio
Fiscal Quarter ending January 31, 2010	2.00:1.00
Fiscal Quarter ending April 30, 2010	2.00:1.00
Fiscal Quarters ending July 31, 2010, October 31, 2010 and January 31, 2011	1.75:1.00
Fiscal Quarter ending April 30, 2011	1.50:1.00
Each Fiscal Quarter thereafter	1.50:1.00

Parent and Issuer shall cause Consolidated Parent to, on a consolidated basis with its Subsidiaries, maintain a Fixed Charge Coverage Ratio not greater than the ratio set forth below for each Fiscal Quarter during the specified period, measured as of the last day of each Fiscal Quarter:

Period	Ratio
Fiscal Quarter ending January 31, 2010	1.10:1.00
Fiscal Quarter ending April 30, 2010	1.10:1.00
Each Fiscal Quarter thereafter	1.30:1.00

The Fixed Charge Coverage Ratio and the Total Liabilities to Tangible Net Worth Ratio for each Fiscal Quarter shall be reported to the Administrator and the Funding Agent as soon as available, and in any event no later than the earlier of (i)(a) 45 days after the close of each such Fiscal Quarter (other than any Fiscal Quarter ending January 31) and (b) 90 days after the close of each Fiscal Quarter ending January 31 and (ii) the date Parent files its (x) Form 10-Q with respect to the related Fiscal Quarter (other than those Fiscal Quarters ending January 31) and (y) Form 10-K with respect to the related Fiscal Quarter ending January 31, with the Securities and Exchange Commission.

           (b)  Notwithstanding anything set forth in Section 2.04(e) of the Servicing Agreement, the Seller will not permit, at any time, Consolidated Net Worth to be less than the sum of (i) $109,541,000 plus (ii) 75% of positive Consolidated Net Income generated after January 31, 2005 plus (iii) 100% of any capital stock or other ownership or profit interest or any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights or options to acquire the same, issued after January 31, 2005.  Any gains attributable to the effects of Statements of Financial Accounting Standards Nos. 125/140 and/or 133, or their successors, and any losses attributable thereto, shall be excluded in determining Consolidated Net Worth for purposes of this Section.  The calculation of Consolidated Net Worth shall be adjusted for the cumulative effect of the adoption of Statement of Financial Accounting Standard No. 167 as of January 31, 2010.

For the avoidance of doubt, the parties hereto hereby agree that each covenant set forth in Sections 7.6(a) and (b) shall be tested by the Seller quarterly.

                    (c)       Each of the Administrator and the Funding Agent shall have the right at any time after July 31, 2010 to request that a public rating of the Notes (the “Required Rating”) be obtained from one nationally recognized credit rating agency acceptable to the Administrator or the Funding Agent, as applicable.  The Issuer agrees that it shall cooperate with the Administrator’s and the Funding Agent’s efforts, as applicable, to make a full and complete application and shall comply with all requirements of the credit rating agency to obtain the Required Rating, and shall provide each such Person, for distribution to the applicable credit rating agencies, any information requested by such credit rating agencies for purposes of providing the Required Rating.  Any such request (a “Ratings Request”) shall be in writing, and the Issuer shall obtain the Required Rating within 60 days following the date of such Ratings Request (upon written notice by the Administrator or the Funding Agent, as applicable, to the Issuer).  If the Issuer can not obtain the Required Rating from any nationally recognized credit rating agency following the Administrator’s or the Funding Agent’s request therefor and the Issuer has otherwise complied with this Section 7.6(c), the Administrator or the Funding Agent may direct the Issuer to request that the Required Rating be obtained from another nationally recognized credit rating agency acceptable to the Administrator or the Funding Agent, as applicable. The Issuer shall pay all fees payable to each credit rating agency in connection with such credit rating agency’s providing of the Required Rating, and all ongoing fees payable to each such credit rating agency for its continued monitoring of the Required Rating.  Nothing in this Section 7.6(c) shall preclude any Affected Party from demanding compensation from the Issuer pursuant to Section 8.2 hereof at any time it is permitted to so request pursuant thereto and without regard to whether the Required Rating shall have been obtained, or shall require any Affected Party to obtain any ratings on the Notes prior to demanding any compensation from the Issuer.

SECTION 7.7  ABL Covenants.  Prior to the execution of any loan facility secured by the indebtedness of any obligor under a Pool Contract other than the Receivables (each an “ABL Receivable”) (an “ABL Facility”), the Issuer and the Seller shall deliver or cause to be delivered to the Administrator and the Funding Agent the following agreements in form and substance satisfactory to the Administrator and the Funding Agent: (a) an intercreditor agreement among the Trustee and the parties granted a security interest in the ABL Receivables pursuant to such ABL Facility, and any necessary consents related thereto and (b) an agreement detailing the procedures by which the Parent and its Subsidiaries that originate Pool Contracts agree which customers of such Persons approved for credit will be allocated among such originators for purposes of providing such credit.

SECTION 7.8  Most Favored Lender.  The Issuer and the Seller hereby agree to promptly notify the Administrator, Funding Agent and each Rating Agency then rating any outstanding Series of the Issuer of any amendment or modification to the transaction documents related to any ABL Facility. The Issuer and the Seller hereby agree that if an ABL Facility is entered into on or after the date hereof or if any amendments thereto are executed from time to time that contains any credit enhancement levels, required reserve percentage, covenant, event of default, servicer default, trigger event, remedy or any similar items or definitional terms related thereto (other than pricing) that are more favorable (in the determination of the Administrator and the Funding Agent) than those contained in the Transaction Documents (the “More Favorable Provisions”), then the Transaction Documents shall be deemed to be similarly amended, mutatis mutandis, for the benefit of the Administrator, the Funding Agent, the Committed Purchaser and each Conduit Purchaser to the extent permitted under the Transaction Documents.  The Issuer and the Seller hereby agree to document any deemed amendment to the Transaction Documents in writing, if requested to do so by the Administrator and Funding Agent and permitted by the Transaction Documents.

SECTION 7.9  Restrictions on Amendments.  The Issuer and the Seller hereby agree that it will not, and will not permit any of their Affiliates to, enter into any agreement with any Person that restricts the Issuer’s and the Seller’s ability to amend, modify and supplement the Transaction Documents other than as restricted by the Transaction Documents.

SECTION 7.10  Independent Manager.

(a) Notwithstanding anything to the contrary set forth in any Transaction Document or any organizational document of the Issuer (including, without limitation, the Limited Partnership Agreement of the Issuer) or the General Partner (including, without limitation, the General Partner’s operating agreement), the Issuer shall ensure that not less than one Manager of the General Partner shall be an individual who (A) has (1) prior experience as an Independent Manager for a corporation or limited liability company whose organizational documents required the unanimous consent of all Independent Managers thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more of AMACAR Group, L.L.C., Lord Securities Corporation, Global Securitization Services LLC or one or more other nationally recognized entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities (each, a “Securitization Management Provider”), (B) is employed by a Securitization Management Provider, and (C) is not, and has not been for a period of five years prior to his or her appointment as an Independent Manager of the General Partner or any affiliate thereof: (1) a stockholder (whether direct, indirect or beneficial (other than as part of a diversified index or mutual fund)), affiliate, associate, advisor or supplier of the Seller or any of its respective Affiliates, (2) other than in his or her capacity as Independent Manager of the General Partner or any other bankruptcy-remote, special purpose Affiliate of the Seller, a director, officer, employee, partner, manager, attorney or consultant of the Seller or any of its Affiliates (the Seller and its Affiliates other than the Issuer or the General Partner being hereinafter referred to as the “Parent Group”), (3) a person related to any person referred to in clauses (1) or (2) above, (4) a person or other entity controlling or under common control with any such stockholder, partner, manager, supplier, employee, officer or director or (5) a trustee, conservator or receiver for any member of the Parent Group (such an individual meeting the requirements set forth above, an “Independent Manager”) (it being understood that, as used in this Section 7.11, “control” means the possession directly or indirectly of the power to direct or cause the direction of management policies or activities of a person or entity whether through ownership of voting securities, by contract or otherwise).  The Issuer shall cause the operating agreement of the General Partner to provide: (i) for the same definition of “Independent Manager” as set forth above, (ii) that such Person’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Issuer or any of its partners unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (iii) that the provisions required by clauses (i) and (ii) of this sentence cannot be amended without the prior written consent of the Independent Manager, the Administrator and the Funding Agent.

(b)       At all times that this Note Purchase Agreement is in effect, the Issuer will provide for not less than ten (10) Business Days’ prior written notice to the Administrator and the Funding Agent of any removal, replacement or appointment of any Independent Manager of the General Partner, such notice to include the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in this Note Purchase Agreement and the operating agreement of the General Partner.

SECTION 7.11  Obligor Address Reports.  The Servicer hereby agrees to, prior to June 30, 2010, and on or prior to each 90-day anniversary of such date, deliver to the Back-Up Servicer, the Administrator and the Funding Agent a certificate certifying that the Servicer (i) has, within the most recent ninety days, verified the address for each Obligor that has not received a delinquency mailing or statement or that has not had its address verified by other means within such ninety day period, using an independent third-party acceptable to the Administrator and the Funding Agent and (ii) has made the results of such verification a part of its detailed servicing records.

SECTION 7.12  Monthly Obligor Statement Report; In-Store Collection Reduction; Back-Up Servicing.

(a)       On or before July 31, 2010, the Servicer shall test and report its findings in writing (in reasonable detail) to the Issuer, the Administrator and the Funding Agent (in each case in form and substance satisfactory to the Administrator and the Funding Agent) with respect to the Servicer’s expected impact of the mailing by it or any sub-servicer of monthly balance statements (each, a “Monthly Obligor Statement”) to all existing and new Obligors in respect of the outstanding balances of Receivables.  Following July 31, 2010, within 10 days after the receipt by the Servicer or the Issuer of a direction from the Required Persons and the Trustee to execute and deliver an amendment to the Servicing Agreement or a modification to its Credit and Collection Policy providing for the Servicer to send Monthly Obligor Statements to new or existing Obligors with respect to such Obligor’s Receivables during each month that any such Obligor owes any amount on a Receivable, each of the Servicer and the Issuer shall (i) execute and deliver such amendment or make such modification, in either case in form and substance satisfactory to the Administrator and the Funding Agent and (ii) use its best efforts to obtain all required consents (including the satisfaction of the Rating Agency Condition, if required) in connection with such amendment or modification; provided, however, that the Issuer and the Servicer shall not be required to make any payment (other than legal and rating agency fees and expenses) to any Noteholder of any Series, the Administrator or the Funding Agent as a condition to consent of such amendment.  For the avoidance of doubt, any failure by any party to execute such amendment or make such modification, in either case in form and substance reasonably satisfactory to the Administrator and the Funding Agent, or any failure of any such amendment or modification to become effective, in either case within 10 days following receipt of the direction to the Servicer or the Issuer by the Required Persons and the Trustee to execute and deliver such amendment or make such modification shall constitute a “Series 2002-A Payout Event” as set forth in Section 9(a)(ii) of the Series Supplement (except if the Issuer and the Servicer have used and continue to use their best efforts to obtain all required consents in connection with such amendment or modification (including the satisfaction of the Rating Agency Condition, if required), as determined by the Administrator and the Funding Agent in their sole discretion); provided, however, that the Issuer and the Servicer shall not be required to make any payment (other than legal and rating agency fees and expenses) to any Noteholder of any Series, the Administrator or the Funding Agent as a condition to consent of such amendment.

(b)         On or before July 31, 2010, the Servicer shall deliver to the Issuer, the Administrator and the Funding Agent a comprehensive written plan outlining (in reasonable detail) the timing and necessary steps to be taken in order to implement an Obligor payment system designed to significantly reduce or eliminate the ability of any Obligor to make payments in respect of Receivables in retail stores owned or operated by the Seller or any of its Affiliates (the “Non-POS System”), which report shall include a description of the expected impact on the Servicer’s collection on Receivables.

(c)       If an Enhanced Back-Up Servicing Trigger occurs, the Issuer, the Seller and the Servicer each agree to promptly thereafter, at the direction of the Back-Up Servicer and the Required Persons (and if applicable, the Trustee), enter into amendments to one or more Transaction Documents (including, without limitation, the Servicing Agreement and the Back-Up Servicing Agreement (each such amendment, a “Servicing Amendment”, and collectively, the “Servicing Amendments”)), which shall provide for: (i) the immediate implementation of semi-annual on-site operational inspections and reviews by the Back-Up Servicer, at the Servicer’s expense, of the Servicer’s operations and systems with respect to its servicing of the Receivables, (ii) the prompt implementation of the Non-POS System, (iii) the prompt identification and engagement of a potential subservicer and (iv) the prompt completion and maintenance of a data map of the Servicer’s records and systems with respect to all information related to the Receivables and the servicing thereof for use by the potential successor Servicer and subservicer which system shall be updated and tested quarterly thereafter, in each case in form and substance reasonably satisfactory to the Administrator and the Funding Agent (it being understood and agreed that none of the Administrator, the Funding Agent, the Conduit Purchaser, the Committed Purchaser, Three Pillars nor any Noteholder shall have any obligation whatsoever to enter into any Servicing Amendment).  If an Enhanced Back-Up Servicing Trigger occurs, each of the Issuer, the Seller and the Servicer shall use its best efforts to obtain all required consents (including the satisfaction of the Rating Agency Condition, if required) in connection with each Servicing Amendment; provided, however, that the Issuer, the Seller and the Servicer shall not be required to make any payment (other than legal and rating agency fees and expenses) to any Noteholder of any Series, the Administrator or the Funding Agent as a condition to consent of such amendment.  For the avoidance of doubt, any failure by any party to execute any Servicing Amendment, in form and substance reasonably satisfactory to the Administrator and the Funding Agent, or any failure of any such Servicing Amendment to become effective, in either case within 10 days following receipt of the direction to the Seller, the Servicer or the Issuer by the Back-Up Servicer and the Required Persons (and if applicable, the Trustee) to execute and deliver such Servicing Amendment shall constitute a “Series 2002-A Payout Event” as set forth in Section 9(a)(ii) of the Series Supplement (except if the Issuer, the Seller and the Servicer have used and continue to use their best efforts to obtain all required consents in connection with such Servicing Amendment (including the satisfaction of the Rating Agency Condition, if required), as determined by the Administrator and the Funding Agent in their sole discretion); provided, however, that the Issuer, the Seller and the Servicer shall not be required to make any payment (other than legal and rating agency fees and expenses) to any Noteholder of any Series, the Administrator or the Funding Agent as a condition to consent of such amendment.

SECTION 7.13  Servicer Inspections.  The Servicer hereby agrees that, notwithstanding anything to the contrary set forth in any Transaction Document, it shall promptly permit, and bear the expense of, one inspection per calendar year (or, if a Servicer Default, Pay Out Event or Enhanced Back-Up Servicing Trigger has occurred, two inspections per calendar year) of the Servicer’s operations and systems directly or indirectly used in connection with the performance of its duties as the Servicer and relating to the servicing or collection of Receivables (including, without limitation, prompt access to the Servicer’s and any sub-servicer’s premises, the Receivables, the Records and the Receivable Files) (each such inspection, a “Servicer Inspection”), to be performed by the Back-Up Servicer (or any of its duly authorized representatives, attorneys, consultants or auditors).  The Servicer agrees to promptly provide the Back-Up Servicer reasonable access to the Servicer’s premises and management upon reasonable notice during normal business hours, for the purpose and effect of facilitating the Back-Up Servicer’s ability to arrange or conduct any Servicer Inspection.

ARTICLE VIII.

INDEMNIFICATION

SECTION 8.1  Indemnification.  The Seller and the Issuer, jointly and severally, agree to indemnify and hold harmless the Administrator, the Funding Agent, the Committed Purchaser, each Conduit Purchaser, each Liquidity Bank, each Credit Bank, each Bank, each of such Banks’ Affiliates and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby, any commingling of funds (whether or not permitted hereunder), or the use of proceeds therefrom by the Issuer, including (without limitation) in respect of the Initial Purchase Price or any Increases or in respect of any Receivable; excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of any Indemnified Party or its agent or subcontractor (BUT EXPRESSLY EXCLUDING FROM THIS CLAUSE (a), AND EXPRESSLY INCLUDING IN THE INDEMNITY SET FORTH IN THIS SECTION 8.1, INDEMNIFIED AMOUNTS ATTRIBUTABLE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNIFIED PARTY, IT BEING THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED IN THIS SECTION 8.1, INDEMNIFIED PARTIES SHALL BE INDEMNIFIED FOR THEIR OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE NOT CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), and (b) any tax upon or measured by net income (except those described in Section 8.1) on any Indemnified Party.

SECTION 8.2  Increased Costs.

           (a)  If after September 10, 2007, the adoption of any law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of law), other than laws, interpretations, guidelines or directives relating to Taxes:

               (i)  shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, an Affected Party or shall impose on any Affected Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Note Purchase Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Notes, the Receivables, any other assets of the Trust Estate or payments of amounts due hereunder or its obligation to advance funds hereunder or under the other Transaction Documents; or

              (ii)  imposes upon any Affected Party any other expense deemed by such Affected Party to be material (including, without limitation, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Note Purchase Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Notes, the Receivables, any other assets of the Trust Estate, or payments of amounts due hereunder or its obligation to advance funds hereunder or otherwise in respect of this Note Purchase Agreement or the other Transaction Documents, and the result of any of the foregoing is to increase the cost to or reduce the return of such Affected Party with respect to this Note Purchase Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Notes, the Receivables, any other assets of the Trust Estate, the obligations hereunder, the funding of any Increases hereunder or under the other Transaction Documents, by an amount reasonably deemed by such Affected Party to be material, then, on the first Payment Date which is not less than three Business Days after demand by such Affected Party through the Administrator or the Funding Agent, as applicable, the Issuer shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such increased cost or reduction.  In making demand hereunder, the applicable Affected Party shall submit to the Issuer a certificate as to such increased costs incurred which shall provide in detail the basis for such claim which certificate shall be conclusive and binding for all purposes absent manifest error; provided, however, that no such Affected Party shall be required to disclose any confidential or tax planning information in any such certificate.

           (b)  If any Affected Party shall have determined that after the Closing Date, the adoption of any applicable law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have, due to an increase in the amount of capital required to be maintained by such Affected Party, the effect of reducing the rate of return on capital of such Affected Party as a consequence of such Affected Party’s obligations hereunder or with respect hereto to a level below that which such Affected Party could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Affected Party to be material, then from time to time, on the first Payment Date which is not less than ten (10) Business Days after demand by such Affected Party through the Administrator or the Funding Agent, as applicable, the Issuer shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.  In making demand hereunder, the applicable Affected Party shall submit to the Issuer a certificate as to such increased costs incurred which shall provide in reasonable detail the basis for such claim which certificate shall be conclusive and binding for all purposes absent manifest error; provided, however, that no such Affected Party shall be required to disclose any confidential or tax planning information in any such certificate.

           (c)  If an Accounting Based Consolidation Event shall at any time occur then, on the first Payment Date which is not less than three Business Days after demand by such Affected Party through the Administrator or the Funding Agent, as applicable, the Issuer shall pay such amounts as such Affected Party reasonably determines will compensate or reimburse the Affected Party for any resulting (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Party, (ii) reduction in the rate of return on such Affected Party’s capital or reduction in the amount of any sum received or receivable by such Affected Party or (iii) opportunity cost, internal capital charge or other imputed cost determined by such Affected Party to be allocable to Issuer or the transactions contemplated in this Agreement in connection therewith.  Amounts under this Section 10.5 may be demanded at any time without regard to the timing of issuance of any financial statement by company or by any Affected Party.  In making demand hereunder, the applicable Affected Party shall submit to the Issuer a certificate as to such increased costs incurred which shall provide in reasonable detail the basis for such claim which certificate shall be conclusive and binding for all purposes absent manifest error; provided, however, that no such Affected Party shall be required to disclose any confidential or tax planning information in any such certificate.

SECTION 8.3  Indemnity for Taxes.   All payments made by the Issuer to the Administrator or the Funding Agent for the benefit of any related Conduit Purchaser or the Committed Purchaser under this Note Purchase Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future stamp or similar taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Official Body, excluding (i) taxes that would not have been imposed if the Affected Party had timely complied with the requirements of subsection 8.3(b) hereof, and (ii) taxes imposed on the net income of the Administrator, the Funding Agent or any other Affected Party, in each case imposed by any jurisdiction under the laws of which the Administrator, the Funding Agent or such Affected Party is organized or any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, collectively or individually, “Taxes”).  If any such Taxes are required to be withheld from any amounts payable to the Administrator, the Funding Agent or any Affected Party hereunder, the amounts so payable to the Administrator, the Funding Agent or such Affected Party shall be increased to the extent necessary to yield to the Administrator, the Funding Agent or such Affected Party (after payment of all Taxes) all amounts payable hereunder at the rates or in the amounts specified in this Note Purchase Agreement and the other Transaction Documents.  The Issuer shall indemnify the Administrator, the Funding Agent and any such Affected Party for the full amount of any such Taxes on the first Payment Date which is not less than ten (10) days after the date of written demand therefor by the Administrator or the Funding Agent, as applicable.

           (a)  Each Affected Party that is a Non-United States Person shall:

               (i)  deliver to the Issuer and the Administrator or the Funding Agent, as applicable, two duly completed copies of IRS Form W-8 BEN or Form W-8 ECI, or successor applicable form, as the case may be;

              (ii)  deliver to the Issuer and the Administrator or the Funding Agent, as applicable, two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Issuer; and

             (iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Issuer, the Administrator or the Funding Agent;

unless, in any such case, an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which, regardless of the identity of the Affected Party, renders all such forms inapplicable or which, regardless of the identity of the Affected Party, would prevent such Affected Party from duly completing and delivering any such form with respect to it, and such Affected Party so advises the Issuer and the Administrator or the Funding Agent, as applicable.  Each such Affected Party so organized shall certify in the case of an IRS Form W-8 BEN or IRS Form W-8 ECI (or successor applicable form), that it is entitled to receive payments under this Note Purchase Agreement and the other Transaction Documents without deduction or withholding of any United States federal income taxes.  Each Affected Party which is a Non-United States Person represents and warrants to the Issuer and the Administrator or the Funding Agent, as applicable, that, as of the date of this Note Purchase Agreement (or the date such Person otherwise becomes an Affected Party, as the case may be), (i) it is entitled to receive all payments hereunder without deduction or withholding for or on account of any United States federal Taxes and (ii) it is permitted to take the actions described in the preceding sentence under the laws and any applicable double taxation treaties of the jurisdiction of its head office or any booking office used in connection with this Note Purchase Agreement.  Each Affected Party which is a Non-United States Person further agrees that, to the extent any form claiming complete or partial exemption from withholding and deduction of United States federal Taxes delivered under this clause (b) is found to be incomplete or incorrect in any material respect, such Affected Party shall (to the extent it is permitted to do so under the laws and any double taxation treaties of the United States, the jurisdiction of its organization and the jurisdictions in which its relevant booking offices are located) execute and deliver to each of the Administrator or the Funding Agent, as applicable, and the Issuer a complete and correct replacement form.

           (b)  Limitations.  Each Affected Party agrees to use reasonable efforts to mitigate the imposition of any Taxes referred to in this Section 8.3, including changing the office of such Affected Party from which any Funding Tranche (or portion thereof) funded or maintained by such Affected Party or this Note Purchase Agreement is booked; provided that such reasonable efforts would not be disadvantageous to such Affected Party or result in the imposition of any additional Taxes upon such Affected Party or cause such Affected Party, in its good faith judgment, to violate one or more of its policies in order to avoid such imposition of Taxes.

SECTION 8.4  Other Costs, Expenses and Related Matters.

           (a)  The Issuer agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Affected Parties harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any of the Affected Parties) or intangible, documentary or recording taxes incurred by or on behalf of the Affected Parties (i) in connection with the negotiation, execution, delivery and preparation of this Note Purchase Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including, without limitation, the perfection or protection of the Affected Parties’ interest in the Trust Estate) and (ii) (A) relating to any amendments, waivers or consents under this Note Purchase Agreement, any Program Documents and the other Transaction Documents, (B) arising in connection with any of the Affected Parties’ enforcement or preservation of rights (including, without limitation, the perfection and protection of the Affected Parties’ interest in the Trust Estate), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Note Purchase Agreement or any of the other Transaction Documents.

           (b)  The Administrator or the Funding Agent will notify the Issuer and the Servicer in writing of any event occurring after September 10, 2007 which will entitle an Indemnified Party or Affected Party to compensation pursuant to this Article VIII.  Any notice by the Administrator or the Funding Agent claiming compensation under this Article VIII and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrator or the Funding Agent, as applicable, or any applicable Indemnified Party or Affected Party may use any reasonable averaging and attributing methods.

           (c)  If the Issuer is required to pay any additional amount to any Conduit Purchaser pursuant to Section 8.2 or 8.3, then such Conduit Purchaser shall use reasonable efforts (which shall not require such Conduit Purchaser to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden reasonably deemed by it to be significant) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce amounts payable pursuant to Section 8.2 or 8.3, as the case may be, in the future.

ARTICLE IX.

THE ADMINISTRATOR AND THE FUNDING AGENT

SECTION 9.1  Authorization and Action.  Three Pillars hereby appoints SunTrust Robinson Humphrey, Inc. as its Administrator for purposes of the Transaction Documents and authorizes the Administrator to take such action as agent on its behalf and to exercise such powers as are delegated to the Administrator, by the terms hereof, together with such powers as are reasonably incidental thereto.  PARCO and the Committed Purchaser, hereby appoint JPMorgan Chase Bank, N.A. as its Funding Agent for purposes of the Transaction Documents and authorizes the Funding Agent to take such action as agent on their behalf and to exercise such powers as are delegated to the Funding Agent, by the terms hereof, together with such powers as are reasonably incidental thereto.  Three Pillars hereby authorizes the Administrator, in its sole discretion, to take any actions and exercise any rights or remedies under this Note Purchase Agreement and any permitted related agreements and documents.  PARCO and the Committed Purchaser hereby authorize the Funding Agent, in its sole discretion, to take any actions and exercise any rights or remedies under this Note Purchase Agreement and any permitted related agreements and documents.  Except for actions which the Administrator or the Funding Agent is expressly required to take pursuant to this Note Purchase Agreement or the applicable Program Documents, neither the Administrator nor the Funding Agent shall be required to take any action which exposes the Administrator or the Funding Agent to personal liability or which is contrary to applicable law unless the Administrator or the Funding Agent, as applicable, shall receive further assurances to its satisfaction from the related Conduit Purchaser, of the indemnification obligations under Section 9.4 hereof against any and all liability and expense which may be incurred in taking or continuing to take such action.  The Administrator agrees to give to Three Pillars prompt notice of each notice and determination given to it by the Issuer, the Servicer or the Trustee, pursuant to the terms of this Note Purchase Agreement or the Indenture.  The Funding Agent agrees to give to PARCO and the Committed Purchaser prompt notice of each notice and determination given to it by the Issuer, the Servicer or the Trustee, pursuant to the terms of this Note Purchase Agreement or the Indenture.  Subject to Section 9.5 hereof, the appointment and authority of each of the Administrator and the Funding Agent hereunder shall terminate upon the later of (i) the payment to (a) each Conduit Purchaser and the Committed Purchaser of all amounts owing to such Person hereunder and (b) the Administrator and the Funding Agent of all amounts due hereunder and (ii) the Series 2002-A Termination Date.

SECTION 9.2  Administrator’s and Funding Agent’s Reliance, Etc.  Neither the Administrator, the Funding Agent nor any of its respective directors, officers, agents who are natural persons or employees shall be liable for any action taken or omitted to be taken by it or them as Administrator or Funding Agent under or in connection with this Note Purchase Agreement or any related agreement or document, except for its or their own gross negligence or willful misconduct.  Without limiting the foregoing, the Administrator and the Funding Agent:  (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to the Conduit Purchasers, the Funding Agent or the Committed Purchaser and shall not be responsible to the Conduit Purchasers, the Funding Agent or the Committed Purchaser for any statements, warranties or representations made by any other Person in connection with any Transaction Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Person or to inspect the property (including the books and records) of any Person; (iv) shall not be responsible to the Conduit Purchasers, the Funding Agent or the Committed Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of any Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

SECTION 9.3  Administrator, Funding Agent and their Respective Affiliates.  Each of the Administrator, the Funding Agent and any of their respective Affiliates may generally engage in any kind of business with the Issuer, the Seller, any Bank, Servicer, any Obligor, any insurer, any of their respective Affiliates and any Person who may do business with or own securities of the Issuer, the Seller, any Bank, Servicer, any Obligor or any of their respective Affiliates, all as if such entities were not the Administrator or the Funding Agent, as applicable, and without any duty to account therefor to the Conduit Purchasers, the Funding Agent and the Committed Purchaser, as applicable.

SECTION 9.4  Purchase Decision.  Each of the Conduit Purchasers and the Committed Purchaser acknowledges that it has, independently and without reliance upon the Administrator or the Funding Agent, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Note Purchase Agreement and to purchase an interest in the Notes.  Each of the Conduit Purchasers and the Committed Purchaser also acknowledges that it will, independently and without reliance upon the Administrator or the Funding Agent or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Note Purchase Agreement or any related agreement, instrument or other document.

SECTION 9.5  Successor Administrator and Funding Agent.

           (a)  The Administrator may resign at any time by giving five days’ written notice thereof to each of the parties hereto and the Trustee.  Upon any such resignation of the Administrator, Three Pillars shall have the right to appoint a successor Administrator.  If no successor Administrator shall have been so appointed and shall have accepted such appointment, within five days after the retiring Administrator’s giving of notice of resignation, then the retiring Administrator may, on behalf of Three Pillars, appoint a successor Administrator.  Upon the acceptance of any appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under this Note Purchase Agreement and the other Transaction Documents (other than obligations arising or to have been performed prior to such retirement).  After any retiring Administrator’s resignation hereunder as Administrator, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrator under this Note Purchase Agreement and the other Transaction Documents.

(b)       The Funding Agent may resign at any time by giving five days’ written notice thereof to each of the parties hereto and the Trustee.  Upon any such resignation of the Funding Agent, PARCO and the Committed Purchaser shall have the right to appoint a successor Funding Agent.  If no successor Funding Agent shall have been so appointed and shall have accepted such appointment, within five days after the retiring Funding Agent’s giving of notice of resignation, then the retiring Funding Agent may, on behalf of the PARCO and the Committed Purchaser, appoint a successor Funding Agent.  Upon the acceptance of any appointment as Funding Agent hereunder by a successor Funding Agent, such successor Funding Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Funding Agent, and the retiring Funding Agent shall be discharged from its duties and obligations under this Note Purchase Agreement and the other Transaction Documents (other than obligations arising or to have been performed prior to such retirement).  After any retiring Funding Agent’s resignation hereunder as Funding Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Funding Agent under this Note Purchase Agreement and the other Transaction Documents.

ARTICLE X.

MISCELLANEOUS

SECTION 10.1  Amendments.  No amendment or waiver of any provision of this Note Purchase Agreement shall in any event be effective unless the same shall be made in accordance with the requirements set forth in Section 7.3, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10.2  Notices.  All communications hereunder, except as herein otherwise specifically provided, shall be in writing and, if to the Conduit Purchasers, shall be mailed, delivered or telegraphed and confirmed to such Persons at the following addresses:

Three Pillars Funding LLC
c/o AMACAR Group, L.L.C.
6525 Morrison Boulevard,
Suite 318
Charlotte, NC 28211
Attention: Doris Hearn
Facsimile: (704) 365-1362

and

Park Avenue Receivables Company, LLC
10 South Dearborn Street
Mail Code: IL1-0597
Chicago, IL 60670
Attention: Benita Volid
Facsimile: (312) 377-0342

          if to the Administrator, shall be mailed, delivered or telegraphed and confirmed to the Administrator at the following address:

SunTrust Robinson Humphrey, Inc.
303 Peachtree Street
Atlanta, Georgia 30308
Attention: Kecia Howson
Facsimile: (404) 813-0000

if to the Funding Agent or the Committed Purchaser, shall be mailed, delivered or telegraphed and confirmed to such Person at the following address:

JPMorgan Chase Bank, N.A.
10 South Dearborn Street
Mail Code: IL1-0597
Chicago, IL 60670
Attention: Kyle Kimme
Facsimile: (312) 732-3600

if to the Seller, shall be mailed, delivered or telegraphed and confirmed to the Seller at the following address:

Conn Appliances, Inc.
3295 College Street
Beaumont, Texas 77701
Attention: Office of the Treasurer
Telephone: 409-832-1696
Facsimile: 409-839-4609

if to the Issuer, shall be mailed, delivered or telegraphed and confirmed to the Issuer at the following address:

Conn Funding II, L.P.
3295 College Street
Beaumont, Texas 77701
Attention: Office of the Treasurer
Telephone: 409-832-1696
Facsimile: 409-839-4609

SECTION 10.3  No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.4  Binding Effect; Assignability.

           (a)  This Note Purchase Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Issuer may not assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of the Administrator and the Funding Agent.  No provision of this Note Purchase Agreement or any other Transaction Document shall in any manner restrict the ability of any Affected Party to assign, participate, grant security interests in, or otherwise transfer any portion of its interest in the Notes (and its rights to receive any payments in respect thereof, including in connection with any collateral securing payment with respect to such Notes); provided, that any such transfer, participation or assignment shall only be made in compliance with the transfer restrictions set forth in the Indenture; provided, further, that unless otherwise consented to by the Issuer, such transferee, participant or assignee shall have executed and delivered to the Issuer, the Trustee, the Funding Agent and the Administrator, a transfer certificate, the form of which is attached as Exhibit C to the Series Supplement, with such changes as shall be reasonably acceptable to the Issuer.  Without limiting the foregoing, any Conduit Purchaser may, in one or a series of transactions, transfer all or any portion of its interest in the Trust Estate and the Notes, and its rights and obligations under the Transaction Documents to any Bank, any Liquidity Bank (or any successor of any thereof by merger, consolidation or otherwise), any Affiliate of any Bank or any Liquidity Bank in connection with a draw under a Liquidity Agreement or a Credit Advance (which may then assign all or any portion thereof so assigned or any interest therein to such party or parties as it may choose).

           (b)  Any Conduit Purchaser or any assignee permitted pursuant to subsection (a) above may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (each, a “Participant”) participating interests in all or a portion of its rights and obligations under this Note Purchase Agreements; provided, that any such transfer, participation or assignment shall only be made in compliance with the transfer restrictions set forth in the Indenture; provided, further, that the Administrator shall have consented to any such participation by Three Pillars, as a Conduit Purchaser and the Funding Agent shall have consented to any such participation by PARCO or the Committed Purchaser.  Notwithstanding any such sale by such Conduit Purchaser or assignee of participating interests to a Participant, such Conduit Purchaser or assignee rights and obligations under this Note Purchase Agreement shall remain unchanged, such Conduit Purchaser or assignee shall remain solely responsible for the performance thereof, and the other parties hereto shall continue to deal solely and directly with such Conduit Purchaser or assignee in connection with such Conduit Purchaser or assignee’s rights and obligations under this Note Purchase Agreement.  Each Conduit Purchaser or assignee shall be entitled to the benefits of Article IX hereof; provided, however, that all amounts payable to any such Participant shall be limited to the amounts which would have been payable to such Conduit Purchaser or assignee selling such participating interest had such interest not been sold.

           (c)  Notwithstanding any other provision of this Agreement to the contrary, any Conduit Lender, Committed Lender or the Administrator may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, its pro rata share of the Aggregate Purchaser Funded Amount and any rights to payment of principal or interest with respect thereto) under this Agreement to secure obligations of such Person to a Federal Reserve Bank, without notice to or consent of the Issuer or the Administrator; provided that no such pledge or grant of security interest shall release such Person from any such Person of its obligations hereunder, or substitute any such pledgee or grantee for such Person as a party hereto.

           (d)  This Note Purchase Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as all amounts payable with respect to the Notes shall have been paid in full.

SECTION 10.5  Confidentiality.  Unless otherwise consented to by the Administrator and the Funding Agent, each of the Issuer and the Seller hereby agrees that it will not disclose the contents of any Transaction Document, or any other confidential or proprietary information furnished by the Administrator, the Funding Agent, the Committed Purchaser or any Conduit Purchaser to any Person other than its Affiliates (which Affiliates shall have executed an agreement satisfactory in form and in substance to the Administrator and the Funding Agent to be bound by this Section 10.5) auditors and attorneys or as required by applicable law.  Each of the Administrator, the Funding Agent, the Committed Purchaser and each Conduit Purchaser hereby agrees to maintain the confidentiality of the contents of any confidential or proprietary information furnished by the Seller, the Servicer or the Seller, except that any such information may be disclosed (a) to its and its respective Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Note Purchase Agreement, (e) to the extent necessary to exercise any remedies hereunder or any suit, action or proceeding relating to this Note Purchase Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.5, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Note Purchase Agreement, (g) by the Administrator, the Funding Agent, the Committed Purchaser or any Conduit Purchaser to any rating agency, provider of credit enhancement or liquidity to any Conduit Purchaser or any Person providing financing to, or holding equity interests in, any Conduit Purchaser, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, (h) with the consent of the Seller, the Issuer or Servicer, as applicable, or (i) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 10.5 or (B) becomes available to the Administrator, the Funding Agent, the Committed Purchaser or any Conduit Purchaser on a nonconfidential basis from a source other than the Seller, the Issuer or the Servicer or any of its respective Affiliates; provided, however, that the Administrator, the Funding Agent, the Committed Purchaser and each Conduit Purchaser may disclose the contents of any Transaction Document (other than any Fee Letter) to any Person. Any Person required to maintain the confidentiality of any information as provided in this Section 10.5 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such confidential information as such Person would accord to its own confidential information.

SECTION 10.6  GOVERNING LAW; JURISDICTION.  THIS NOTE PURCHASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  EACH OF THE PARTIES TO THIS NOTE PURCHASE AGREEMENT HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF.  EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

SECTION 10.7  Wavier of Trial by Jury.  To the extent permitted by applicable law, each of the parties hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Note Purchase Agreement or any matter arising hereunder.

SECTION 10.8  No Proceedings.  The Issuer agrees that so long as any indebtedness of any Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any indebtedness of such Conduit Purchaser shall have been outstanding, it shall not file, or join in the filing of, a petition against such Conduit Purchaser under the Federal Bankruptcy Code, or join in the commencement of any bankruptcy, reorganization, arrangement, insolvency, liquidation or other similar proceeding against such Conduit Purchaser.

SECTION 10.9  Execution in Counterparts.  This Note Purchase Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 10.10  No Recourse.  Notwithstanding anything to the contrary contained herein, the obligations of the Conduit Purchasers under this Note Purchase Agreement are solely the corporate obligations of such Conduit Purchaser and, in the case of obligations of any Conduit Purchaser other than its respective Commercial Paper Notes, shall be payable at such time as funds are actually received by, or are available to, such Conduit Purchaser in excess of funds necessary to pay in full all of its respective outstanding Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Purchaser but shall continue to accrue.  Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes.

No recourse under any obligation, covenant or agreement of any Conduit Purchaser contained in this Note Purchase Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Purchaser (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Note Purchase Agreement is solely a corporate obligation of each Conduit Purchaser, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Purchaser (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Purchaser contained in this Note Purchase Agreement, or implied therefrom, and that any and all personal liability for breaches by such Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Note Purchase Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

SECTION 10.11  Survival.  All representations, warranties, covenants, guaranties and indemnifications contained in this Note Purchase Agreement (including, without limitation, in Sections 10.8 and 10.10), and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the sale, transfer or repayment of the Notes.

SECTION 10.12  Recourse.  The obligations of the Issuer under this Note Purchase Agreement and the Notes are full-recourse obligations of the Issuer.

SECTION 10.13  No Fiduciary Duty.  Each of the Issuer and the Seller acknowledges that each of the Administrator and the Funding Agent is acting solely in the capacity of arm’s-length contractual counterparties to the Issuer and the Seller with respect to the offering of Notes contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of the Issuer, the Seller or any other Person.  Additionally, neither the Administrator nor the Funding Agent is advising the Issuer, the Seller or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Issuer and the Seller shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and neither the Administrator nor the Funding Agent shall have any responsibility or liability to the Issuer or the Seller with respect thereto.  Any review by the Administrator or the Funding Agent of the Issuer, the Seller, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Administrator or the Funding Agent, as applicable, and shall not be on behalf of the Issuer, the Seller or any other party.

SECTION 10.14  Consent.  The Administrator and the Funding Agent hereby consent to the execution and delivery of the Intercreditor Agreement as of the date hereof.

SECTION 10.15  Tax Disclosure.  Notwithstanding any other express or implied agreement to the contrary, the parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws.  For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

[Remainder of page intentionally left blank — signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CONN FUNDING II, L.P., as Issuer

By: Conn Funding II GP, L.L.C.,
its general partner

By:
Name
Title

CONN APPLIANCES, INC., as Seller and as
Servicer

By:
Name
Title

THREE PILLARS FUNDING LLC,
as a Conduit Purchaser

By:
Name
Title

PARK AVENUE RECEIVABLES COMPANY
LLC, as a Conduit Purchaser

By: JPMorgan Chase Bank, N.A.,
its attorney-in-fact

By:
Name
Title

S-1

JPMORGAN CHASE BANK, N.A., as Funding
Agent

By:
Name
Title

JPMORGAN CHASE BANK, N.A. as Committed
Purchaser

By:
Name
Title

SUNTRUST ROBINSON HUMPHREY, INC.,
as Administrator

By:
Name
Title

S-2

EXHIBIT A

Form of Notice of Increase

1.	Proposed Increase Date: ___________
2.	Amount of requested Increase (lesser of minimum amount of $__________ or the then unfunded portion of Commitment of Three Pillars Funding LLC)	$__________
3.	Purchase Price (Three Pillars Funding LLC)	$__________
4.	Amount of requested Increase (lesser of minimum amount of $__________ or the then unfunded portion of the Commitment of JPMorgan Chase Bank, N.A., as Committed Purchaser)	$__________
5.	Purchase Price (Park Avenue Receivables Company, LLC or JPMorgan Chase Bank, N.A.)	$__________
6.	Remaining Maximum Principal Amount (after giving effect to the aggregate requested Increase)	$__________
7.	Certifications:
(a)

The representations and warranties of Conn Funding II, L.P. (the “Issuer”), Conn Appliances, Inc., as seller (the “Seller”) and as servicer (the “Servicer”), in the Base Indenture dated as of September 1, 2002 (as amended) between the Issuer and Wells Fargo Bank, National Association (f/k/a Wells Fargo Bank Minnesota, National Association), as trustee (the “Trustee”); the Amended and Restated Series 2002-A Supplement, dated as of September 10, 2007, between the Issuer and the Trustee; and the Second Amended and Restated Note Purchase Agreement dated as of August 14, 2008 (the “Note Purchase Agreement”), among the Issuer, the Seller, the Servicer, the Conduit Purchasers party thereto, JPMorgan Chase Bank, N.A. and SunTrust Robinson Humphrey, Inc., as applicable, are true and correct in all material respects on the date hereof (except to the extent they expressly relate to an earlier or later time and then as of such earlier or later time).

	(b)	The conditions to the Increase specified in Section 2.3 of the Note Purchase Agreement have been satisfied and will be satisfied as of the applicable Increase Date.

Exhibit A-1

The Issuer understands and agrees that no Conduit Purchaser (or the Committed Purchaser, as the case may be) shall be required to fund any Increase if, after giving effect thereto, its Note Principal would exceed its Commitment.

Capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement.

CONN FUNDING II, L.P., as the Issuer

By: Conn Funding II GP, L.L.C.,
Its general partner

By:
Name
Title
Date of Notice:

Exhibit A-2

SCHEDULE I

LIST OF PROCEEDINGS

None

Schedule I-1

SCHEDULE II

LIST OF TRADE NAMES

Conn Appliances, Inc.:

“Appliance Parts & Service”

“Conn”

“Conn Appliances”

“Conn Rental”

“Conn Service”

“Conns”

“Conn’s”

“Conn’s Rental”

“Conn’s Service”

“Conn Credit”

“Conn Credit Corp.”

Conn Funding II, L.P.:

None.

Schedule II-1